EXHIBIT 10.1

$273,802,583.31

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

GENERAL MARITIME CORPORATION,
as Parent,

GENERAL MARITIME SUBSIDIARY CORPORATION,

and

ARLINGTON TANKERS LTD.
as Guarantors,

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrower,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

__________________________________

Dated as of May 17, 2012
__________________________________

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

and

DNB BANK ASA
_______________
as Joint Lead Arrangers and Joint Book Runners

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7.11 The Security Documents	51
7.12 Capitalization	51
7.13 Subsidiaries	52
7.14 Compliance with Statutes, etc.	52
7.15 Investment Company Act	52
7.16 Money Laundering	52
7.17 Pollution and Other Regulations	53
7.18 Labor Relations	54
7.19 Patents, Licenses, Franchises and Formulas	54
7.20 Indebtedness	54
7.21 Insurance	54
7.22 Concerning the Collateral Vessels	54
7.23 Citizenship	55
7.24 Collateral Vessel Classification; Flag	55
7.25 No Immunity	55
7.26 Fees and Enforcement	55
7.27 Form of Documentation	55
7.28 Solvency	56
7.29 Patriot Act	56
7.30 Certain Business Practices	56

SECTION 8. Affirmative Covenants	56

8.01 Information Covenants	56
8.02 Books, Records and Inspections	60
8.03 Maintenance of Property; Insurance	61
8.04 Corporate Franchises	61
8.05 Compliance with Statutes, etc.	61
8.06 Compliance with Environmental Laws	61
8.07 ERISA	62
8.08 End of Fiscal Years; Fiscal Quarters	64
8.09 Performance of Obligations	64
8.10 Payment of Taxes	64
8.11 Further Assurances	64
8.12 Deposit of Earnings	65
8.13 Ownership of Subsidiaries	65
8.14 Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications	65
8.15 Use of Proceeds	66

SECTION 9. Negative Covenants	66

9.01 Liens	66
9.02 Consolidation, Merger, Sale of Assets, etc.	69
9.03 Dividends	71
9.04 Indebtedness	71
9.05 Advances, Investments and Loans	72
9.06 Transactions with Affiliates	73
9.07 Capital Expenditures	73

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9.08 Minimum Cash Balance	74
9.09 Collateral Maintenance	74
9.10 Interest Expense Coverage Ratio	75
9.11 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	76
9.12 Limitation on Certain Restrictions on Subsidiaries	76
9.13 Limitation on Issuance of Equity Interests	76
9.14 Business	77
9.15 Jurisdiction of Employment; Chartering In Contracts	77
9.16 Bank Accounts	77
9.17 Indebtedness of Non-Recourse Subsidiaries	78

SECTION 10. Events of Default	78

10.01 Payments	78
10.02 Representations, etc.	78
10.03 Covenants	78
10.04 Default Under Other Agreements	78
10.05 Bankruptcy, etc.	79
10.06 ERISA	79
10.07 Security Documents	80
10.08 Guaranties	80
10.09 Judgments	80
10.10 Change of Control	81
10.11 Default Under Non-Recourse Subsidiary Agreements	81

SECTION 11. Agency and Security Trustee Provisions	81

11.01 Appointment	81
11.02 Nature of Duties	82
11.03 Lack of Reliance on the Agents	82
11.04 Certain Rights of the Agents	83
11.05 Reliance	83
11.06 Indemnification	83
11.07 The Administrative Agent in its Individual Capacity	83
11.08 Holders	84
11.09 Resignation by the Administrative Agent	84
11.10 The Joint Lead Arrangers	84
11.11 Collateral Matters	85
11.12 Delivery of Information	86

SECTION 12. Miscellaneous	86

12.01 Payment of Expenses, etc.	86
12.02 Right of Setoff	87
12.03 Notices	87
12.04 Benefit of Agreement	88
12.05 No Waiver; Remedies Cumulative	90
12.06 Payments Pro Rata	91

-iv-

12.07 Calculations; Computations	91
12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	92
12.09 Counterparts	93
12.10 Restatement Effective Date	93
12.11 Headings Descriptive	96
12.12 Amendment or Waiver; etc.	96
12.13 Survival	98
12.14 Domicile of Loans	98
12.15 Confidentiality	98
12.16 Register	99
12.17 Judgment Currency	99
12.18 Language	100
12.19 Waiver of Immunity	100
12.20 USA PATRIOT Act Notice	100
12.21 Release of Secondary Collateral and Subsidiary Guarantors	101

SECTION 13. Holdings Guaranty.	101

13.01 Guaranty	101
13.02 Bankruptcy	102
13.03 Nature of Liability	102
13.04 Independent Obligation	102
13.05 Authorization	102
13.06 Reliance	103
13.07 Subordination	103
13.08 Waiver	104
13.09 Judgment Shortfall	105

SCHEDULE I	-	Loans
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Collateral Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Required Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Subsidiaries
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Transactions with Affiliates
SCHEDULE XIII	-	Subsidiary Guarantors
SCHEDULE XIV	-	Litigation
SCHEDULE XV	-	Non-Recourse Subsidiaries

EXHIBIT A	-	Form of Notice of Interest Period Election
EXHIBIT B	-	Form of Note

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EXHIBIT C-1	-	Form of Opinion of Kirkland & Ellis LLP, New York counsel to the Credit Parties
EXHIBIT C-2	-	Form of Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Credit Parties
EXHIBIT C-3	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Credit Parties
EXHIBIT C-4	-	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Credit Parties
EXHIBIT C-5	-	Form of Opinion of Conyers, Dill & Pearman Limited, Bermuda counsel to the Credit Parties
EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Amended and Restated Subsidiaries Guaranty
EXHIBIT F-1	-	Form of Amended and Restated Pledge Agreement
EXHIBIT F-2	-	Form of Amended and Restated Parent Pledge Agreement
EXHIBIT F-3	-	Form of Amended and Restated Secondary Pledge Agreement
EXHIBIT F-4	-	Form of Pari Passu Pledge Agreement
EXHIBIT G-1	-	Form of Assignment of Earnings
EXHIBIT G-2	-	Form of Secondary Assignment of Earnings
EXHIBIT H-1	-	Form of Assignment of Insurances
EXHIBIT H-2	-	Form of Secondary Assignment of Insurances
EXHIBIT I-1	-	Form of Marshall Islands Collateral Vessel Mortgage
EXHIBIT I-2	-	Form of Marshall Islands Secondary Collateral Vessel Mortgage
EXHIBIT I-3	-	Form of Liberian Secondary Collateral Vessel Mortgage
EXHIBIT I-4	-	Form of Bermuda Secondary Collateral Vessel Mortgage
EXHIBIT J	-	Form of Solvency Certificate
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Amended and Restated Compliance Certificate
EXHIBIT M	-	Amended and Restated Subordination Provisions
EXHIBIT N	-	Form of Parent Officer’s Certificate
EXHIBIT O-1	-	Form of Primary Intercreditor Agreement
EXHIBIT O-2	-	Form of Secondary Intercreditor Agreement
EXHIBIT P	-	Form of Joinder Agreement
EXHIBIT Q	-	Form of Excess Liquidity Certificate

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THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 17, 2012, among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the “Parent”), GENERAL MARITIME SUBSIDIARY CORPORATION, a Marshall Islands corporation (“GMSC”), in its capacity as a Guarantor, ARLINGTON TANKERS LTD., a Bermuda corporation, as a Guarantor (“Arlington”), GENERAL MARITIME SUBSIDIARY II CORPORATION, a Marshall Islands corporation (the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH (“Nordea”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent, GMSC, Arlington, the lenders party thereto and Nordea, as administrative agent and collateral agent, are party to an Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified and/or supplemented from time to time to, but not including, the Restatement Effective Date, the “Original Credit Agreement”);

WHEREAS, the Borrower, GMSC and the Parent and certain of their subsidiaries commenced voluntary bankruptcy proceedings (the “Chapter 11 Proceedings”) on November 17, 2011 under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Proceedings, the Bankruptcy Court confirmed a plan of reorganization (as such plan may be modified from time to time, in accordance with its terms, the “Plan of Reorganization”) under Chapter 11 of the Bankruptcy Code pursuant to a confirmation order dated May 7, 2012;

WHEREAS, pursuant to the Plan of Reorganization, on the Restatement Effective Date (x) each of the Lenders holding outstanding Term Loans will continue such Term Loans as Loans pursuant to the terms of this Agreement after giving effect to the paydown of $39,649,220 as part of the Plan of Reorganization, (y) each of the Lenders holding outstanding Revolving Loans immediately prior to the Restatement Effective Date will convert such Revolving Loans into Loans under this Agreement and (z) the unutilized Revolving Commitments (as defined in the Original Credit Agreement) of the Lenders, if any, under the Original Credit Agreement will be terminated;

WHEREAS, pursuant to the Plan of Reorganization, GMSC intends to amend and restate its existing $550,000,000 Second Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified and/or supplemented from time to time to, but not including, the Restatement Effective Date, the “Original Other Credit Agreement”), among GMSC, as borrower, the Parent, Arlington and the Borrower, as guarantors, the lenders party thereto and Nordea, as administrative agent, with a term loan credit facility providing for the conversion of the outstanding revolving commitments under the Original Other Credit Agreement into term loans to GMSC and the exchange of the termination value of and interest on the Specified Swap (as defined in the Other Credit Agreement) for a term loan (such $508,977,536.95 Third Amended and Restated Credit Agreement (as amended, modified and/or supplemented in accordance with the terms thereof and of the Intercreditor Agreements), among GMSC, as borrower, the Parent, the Borrower and Arlington, as guarantors, the lenders from time to time party thereto and Nordea, as administrative agent and collateral agent (in such capacities, the “Other Agent”), the “Other Credit Agreement”);

WHEREAS, subject to certain conditions, including the confirmation of the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code and the effectiveness of the Plan of Reorganization, pursuant to the Plan of Reorganization, the Lenders under the Original Credit Agreement shall be deemed a party to this Agreement without further action of the Administrative Agent or of the Lenders, and this Agreement, as set forth herein, will replace the Original Credit Agreement, which will have no remaining force and effect;

WHEREAS, pursuant to the terms of the Plan of Reorganization and in consideration for the Lenders under the Original Credit Agreement consenting to the conversion of Indebtedness under the Other Credit Agreement (including the guarantees thereof) and the continuation of the second priority liens on the collateral securing such Indebtedness, (x) the Guarantors under and as defined in the Other Credit Agreement will guarantee the Obligations under this Agreement and (y) the Obligations of the Credit Parties under this Agreement will continue to be secured by a second priority Lien on the Secondary Collateral; and

WHEREAS, the parties wish to amend and restate the Original Credit Agreement in order to permit the transactions described above and to amend certain other provisions of the Original Credit Agreement.

NOW, THEREFORE, the parties hereto agree that, effective as of the Restatement Effective Date, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

SECTION 1.  Definitions and Accounting Terms.

1.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.14.

“Acceptable Replacement Vessel” shall mean, with respect to a Primary Collateral Vessel, any Vessel with an equal or greater Fair Market Value than such Primary Collateral Vessel (as determined in accordance with the appraisal reports most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered pursuant to a Vessel Exchange to the Administrative Agent by the Borrower); provided that (I) the Administrative Agent shall have the right to inspect such Vessel and (II) such Vessel must (i) constitute a double hull Vessel, (ii) be of at least 80,000 dwt, (iii) have been built after the Primary Collateral Vessel it replaces and, in any event, have been built no more than seven years prior to the date of the Vessel Exchange, (iv) have a class certificate reasonably acceptable to the Administrative Agent and (v) be registered and flagged in an Acceptable Flag Jurisdiction.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Affiliated Lender” shall have the meaning provided in Section 12.04(d).

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and each Joint Lead Arranger.

“Aggregate Primary Collateral Vessel Value” shall have the meaning provided in Section 9.09(a).

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Applicable Margin” shall mean a percentage per annum equal to 4.00%.

“Applicable Property” shall have the meaning provided in Section 9.01.

“Approved Appraiser” shall mean H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Lorentzen & Stemoco, Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Administrative Agent.

“Arlington” shall have the meaning provided in the first paragraph of this Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Assignment of Charters” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Bankruptcy Court” shall have the meaning provided in the Recitals.

“Blocked Account” shall have the meaning provided in Section 9.09(b).

“Blocked Amount” shall have the meaning provided in Section 9.09(b).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than Defaulting Lenders) on a given date having the same Interest Period.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City, Hamburg or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital, (x) surplus and undivided profits aggregating in excess of $200,000,000 and (y) a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Cash Flow Projections” shall have the meaning provided in Section 8.01(l).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own or control, directly or indirectly, 100% of the Equity Interests of the Borrower and each Subsidiary Guarantor which owns a Primary Collateral Vessel, except in the case of a non-U.S. Subsidiary Guarantor, any such other ownership as required by applicable law, (ii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Parent or the Borrower, (iv) (x) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders shall at any time cease to own, directly or indirectly, beneficially or of record, shares representing more than 50% of the outstanding voting or economic Equity Interests of the Parent, and (y) at any time upon or after the consummation of a Qualifying IPO, (1) any Person or Persons constituting a “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, but excluding any benefit plan of such Person or Persons and its or their Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Stock representing more than 35% of the outstanding voting Equity Interests of the Parent and (2) the percentage of outstanding voting Equity Interests of the Parent so held by such Person or Persons is greater than the percentage of outstanding voting Equity Interests of the Parent beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, (v) the replacement of a majority of the directors on the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vi) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Parent or any of its Subsidiaries (or the documentation governing the same).  For the avoidance of doubt, the Plan of Reorganization shall not constitute a Change of Control.

“Chapter 11 Proceedings” shall have the meaning provided in the Recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all Primary Collateral and Secondary Collateral.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to each Collateral Vessel or each Credit Party, as the case may be, the requirement that:

(i)            each Subsidiary defined as a Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent an Amended and Restated Subsidiaries Guaranty, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, together with any Joinder Agreement, the “Subsidiaries Guaranty”), or a joinder thereto substantially in the form of Exhibit P (as modified, supplemented or amended from time to time, the “Joinder Agreement”), and the Subsidiaries Guaranty shall be in full force and effect;

(ii)            the Borrower and each Subsidiary Guarantor described in clause (x) of the definition thereof shall have (x) duly authorized, executed and delivered the Amended and Restated Pledge Agreement substantially in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the “Pledge Agreement”) or a joinder thereto, and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement, and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be;

(iii)           the Parent shall have (x) duly authorized, executed and delivered the Amended and Restated Parent Pledge and Security Agreement in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the “Parent Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated transfer powers, including, without limitation and to the extent applicable (within ten days after the Effective Date), a charge over shares of any Bermuda registered Subsidiary Guarantor taken by way of a Bermuda-law governed charge over shares, and (B) otherwise complied with all of the requirements set forth in the Parent Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the applicable Pledge Agreement Collateral in the Parent’s jurisdiction of formation;

(iv)           the Parent, GMSC, Arlington and each Subsidiary Guarantor described in clause (y) of the definition thereof shall have (x) duly authorized, executed and delivered the Amended and Restated Secondary Pledge Agreement substantially in the form of Exhibit F-3 (as modified, supplemented or amended from time to time, the “Secondary Pledge Agreement”) or a joinder thereto, and shall have (A) delivered to the Other Agent, as pledgee and bailee on behalf of the Secured Creditors in accordance with the Secondary Intercreditor Agreement, all the Pledged Securities referred to therein, together with executed and undated transfer powers, including, without limitation and to the extent applicable (within ten days after the Effective Date), a charge over shares of any Bermuda registered Subsidiary Guarantor taken by way of a Bermuda-law governed charge over shares, and (B) otherwise complied with all of the requirements set forth in the Secondary Pledge Agreement, (y) duly authorized, executed and delivered to the Other Agent any other related documentation necessary or advisable to perfect the Lien on the Secondary Pledge Agreement Collateral in the respective jurisdictions of formation of the Parent, the respective Subsidiary Guarantor, Arlington or GMSC, as the case may be, and (z) received the consent of the Bermuda Monetary Authority for the grant of a charge over shares of any Bermuda registered Subsidiary Guarantor;

(v)            the Parent, the Borrower, Arlington, GMSC and any other Person that becomes a Credit Party at any time (other than a Credit Party that is a Subsidiary Guarantor) shall have (x) duly authorized, executed and delivered the Pari Passu Pledge Agreement substantially in the form of Exhibit F-4 (as modified, supplemented or amended from time to time, the “Pari Passu Pledge Agreement”) or a joinder thereto, and shall have complied with all of the requirements set forth in the Pari Passu Pledge Agreement, and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the applicable Pledge Agreement Collateral in the respective jurisdictions of formation of Arlington, the Parent, the Borrower, GMSC or such other Credit Party, as the case may be;

(vi)           the Parent, GMSC, Arlington, the Borrower, each Subsidiary Guarantor that owns a Collateral Vessel, the Collateral Agent and Nordea (or such other deposit account bank as the Administrative Agent may agree in its sole discretion), as depositary bank, shall have duly executed and delivered a control agreement substantially in the form attached to the Pledge Agreement, the Secondary Pledge Agreement and/or the Pari Passu Pledge Agreement, as the case may be (or, in each case, such other form as may be reasonably acceptable to the Administrative Agent), with respect to any Concentration Account owned by the Parent, GMSC, Arlington, the Borrower or such Subsidiary Guarantor (or, if a control agreement with respect to any such Concentration Account shall have been executed and delivered by the Parent, GMSC, Arlington, the Borrower or any such Subsidiary Guarantor prior to the Restatement Effective Date, a reaffirmation of such control agreement); provided that, prior to the Discharge of the First-Priority Obligations (as defined in the Secondary Intercreditor Agreement) in full, no Subsidiary Guarantor that owns a Secondary Collateral Vessel shall be required to execute and deliver a control agreement to the Collateral Agent with respect to a Concentration Account as defined in the Secondary Pledge Agreement;

(vii)         each Subsidiary Guarantor that owns a Primary Collateral Vessel shall (A) have duly authorized, executed and delivered reaffirmations of such Subsidiary Guarantor’s (x) Assignment of Earnings substantially in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) Assignment of Insurances substantially in the form of Exhibit H-1 (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of such Subsidiary Guarantor’s present and future Earnings and Insurance Collateral on such Primary Collateral Vessels, and (B) use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Assignment of Earnings (as modified, supplemented or amended from time to time, the “Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of 12 months or greater (including any renewal or extension option) (or, if an Assignment of Charters with respect to any such Primary Collateral Vessel shall have been executed and delivered by any such Subsidiary Guarantor prior to the Restatement Effective Date, a reaffirmation of such Assignment of Charters), and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Subsidiary Guarantor’s present and future Earnings and Insurance Collateral on such Primary Collateral Vessels, in each case together with:

(a)                 proper Financing Statements (Form UCC-1) or amendments thereto, as requested by the Administrative Agent, in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement, the Parent Pledge Agreement, the Pari Passu Pledge Agreement, the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances; and

(b)                 certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington, D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral, other than as set forth in the Intercreditor Agreements, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(viii)           each Subsidiary Guarantor that owns a Secondary Collateral Vessel shall (A) have duly authorized, executed and delivered reaffirmations of such Subsidiary Guarantor’s (x) Assignment of Earnings substantially in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the “Secondary Assignment of Earnings”) and (y) Assignment of Insurances substantially in the form of Exhibit H-2 (as modified, supplemented or amended from time to time, the “Secondary Assignment of Insurances”), together covering all of such Subsidiary Guarantor’s present and future Secondary Earnings and Insurance Collateral on such Secondary Collateral Vessels, and (B) use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Secondary Assignment of Earnings (as modified, supplemented or amended from time to time, the “Secondary Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of twelve months or greater (including any renewal or extension option) (or, if an Assignment of Charters with respect to any such Secondary Collateral Vessel shall have been executed and delivered by any such Subsidiary Guarantor prior to the Restatement Effective Date, a reaffirmation of such Assignment of Charters), and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Subsidiary Guarantor’s present and future Secondary Earnings and Insurance Collateral on such Secondary Collateral Vessels, in each case together with:

(a)                 proper Financing Statements (Form UCC-1) or amendments thereto, as requested by the Administrative Agent, in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Secondary Pledge Agreement, the Secondary Assignment of Earnings, the Secondary Assignment of Charters and the Secondary Assignment of Insurances; and

(b)                 certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington, D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral, other than as set forth in the Intercreditor Agreements, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(ix)           each Subsidiary Guarantor that owns a Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry (x) in the case of each Primary Collateral Vessel, a Collateral Vessel Mortgage (together with any amendments thereto as may be requested by the Collateral Agent on or prior to the Restatement Effective Date in form and substance satisfactory to the Collateral Agent and the Subsidiary Guarantor that owns such Primary Collateral Vessel) with respect to such Primary Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Primary Collateral Vessel and (y) in the case of each Secondary Collateral Vessel, a Secondary Collateral Vessel Mortgage (together with any amendments thereto as may be requested by the Collateral Agent on or prior to the Restatement Effective Date in form and substance satisfactory to the Collateral Agent and the Subsidiary Guarantor that owns the relevant Secondary Collateral Vessel) with respect to such Secondary Collateral Vessel and such Secondary Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable second priority security interest, in and lien upon such Secondary Collateral Vessel, in each case subject only to Permitted Liens;

(x)           all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through and including (viii) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(xi)           the Administrative Agent shall have received each of the following:

(a)                 certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Vessel by the relevant Subsidiary Guarantor;

(b)                 the results of maritime registry searches with respect to such Collateral Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(c)                 class certificates from a classification society listed on Schedule X or another classification society reasonably acceptable to the Administrative Agent, indicating that such Collateral Vessel meets the criteria specified in Section 7.24;

(d)                 certified copies of all agreements related to the technical and commercial management of each Collateral Vessel;

(e)                 certified copies of all ISM and ISPS Code documentation for each Collateral Vessel; and

(f)                 a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee, (ii) otherwise conform with the insurance requirements of each respective Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable and (iii) comply with the Required Insurance;

(xii)           the Administrative Agent shall have received from (a) special New York counsel to each of the Credit Parties (which shall be Kirkland & Ellis LLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering the matters set forth in Exhibit C-1, (b) special New York maritime counsel to each of the Credit Parties (which shall be Constantine P. Georgiopoulos or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering the matters set forth in Exhibit C-2, (c) special Marshall Islands counsel to each of the Credit Parties (which shall be Dennis J. Reeder, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering the matters set forth in Exhibit C-3, (d) special Liberian counsel to each of the Credit Parties (which shall be George E. Henries, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering the matters set forth in Exhibit C-4, (e) special Bermuda counsel to each of the Credit Parties (which shall be Conyers, Dill & Pearman Limited or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering the matters set forth in Exhibit C-5 and (f) counsel to each of the Credit Parties in the jurisdiction of the flag of the Collateral Vessel, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Restatement Effective Date covering such matters as shall be reasonably required by the Administrative Agent, in each case which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the matters set forth in the relevant Exhibit, including the perfection of the security interests (other than those to be covered by opinions delivered pursuant to the other opinions above) granted pursuant to the Security Documents, and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request; and

(xiii)         (a) the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and reasonably acceptable to the Administrative Agent, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party (other than any Credit Party that delivered such a certificate pursuant to the Original Credit Agreement), and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, substantially in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; provided that such documents shall not be required to be delivered so long as such Credit Party certifies that there have been no changes made in the organizational documents delivered in connection with the Original Credit Agreement; and (b) the Administrative Agent shall have received copies of governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of Collateral by the Parent or any of its Subsidiaries to any Person other than the Parent or any Subsidiary of the Parent or (ii) any Event of Loss of any Collateral Vessel; provided, however, that (a) the charter of any Collateral Vessel shall not be considered a Collateral Disposition and (b) a Vessel Exchange in accordance with the provisions of this Agreement shall not constitute a Collateral Disposition for purposes of Section 4.02 of this Agreement.

“Collateral Vessel” shall mean each Primary Collateral Vessel and each Secondary Collateral Vessel.

“Collateral Vessel Mortgage” shall mean, with respect to the Primary Collateral Vessels, a first preferred mortgage in substantially the form of Exhibit I-1, or such other form as may be reasonably satisfactory to the Administrative Agent, as such first preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Concentration Account” shall have the meaning provided in the Pledge Agreement, the Secondary Pledge Agreement and/or the Pari Passu Pledge Agreement, as applicable.

“Consolidated Cash Interest Expense” shall mean, for any period, (i) the total consolidated interest expense paid or payable in cash of the Parent and its Subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries on a consolidated basis representing the interest factor for such period, minus (iii) cash interest income.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (A) adding thereto the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated interest expense and amortization of debt discount and commissions and other fees and charges associated with Indebtedness for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses, expenses or charges for such period, (v) any non-cash management retention or incentive program payments for such period, (vi) non-cash restricted stock compensation, (vii) any non-cash charges or losses, including, without limitation, non-cash compensation expenses for such period, less any extraordinary gains for such period, (viii) any losses from the sales of any Vessels for such period, (ix) all costs and expenses incurred (a) prior to or within 180 days following the Restatement Effective Date and, in no event, later than December 31, 2012, in connection with the Transaction (including, without limitation, any payments of interest, fees and expenses made pursuant to, or in connection with, the DIP Credit Agreement and the Plan of Reorganization (in each case, including, but not limited to, fees to advisors, professionals, attorneys, the Administrative Agent, Lenders and Oaktree Capital Management L.P. and its Affiliates)) and (b) in connection with any equity issuances permitted hereunder so long as, notwithstanding anything set forth herein to the contrary, the Net Cash Proceeds of such equity issuances are applied to the prepayment of the Loans and such prepayments are applied to reduce the Scheduled Repayment due on the Maturity Date, (x) non-recurring costs, charges and expenses for severance and restructuring (including, without limitation, fees and expenses incurred in connection with the winding up of all of the Parent and its Subsidiaries’ activities and operations in Portugal and any one-time cash charges in connection with the closing of an office for such period), (xi) all non-recurring fees, costs and expenses related to any litigation or settlements, and (xii) the amount of cost savings and expenses projected by the Borrower to be realized (including synergies) as a result of, or as a result of actions taken, committed to be taken or planned to be taken within one year, pursuant to a binding written contract with a tangible and quantifiable cost savings (calculated on a pro forma basis as though such items had been realized on the first day of the period provided that all such adjustments pursuant to this clause (xii) shall not exceed (a) $10,000,000 in the aggregate in any four-quarter period and (b) $25,000,000 in the aggregate from the Restatement Effective Date to and including the Maturity Date, and (B) subtracting therefrom the following to the extent added in calculating such Consolidated Net Income: (i) any extraordinary gains for such period and (ii) any gains from the sales of any Vessels for such period.  Unless otherwise agreed to by the Administrative Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that (i) did not occur in the ordinary course of the Parent or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.

“Consolidated Net Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the aggregate outstanding principal amount of the Loans under this Agreement and the loans under the Other Credit Agreement, plus (y) the aggregate outstanding principal amount of any other Indebtedness of the Parent or any of its Subsidiaries permitted pursuant to Section 9.04(v) and 9.04(vi), less (z) an amount equal to the Unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries as at such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty, each Intercreditor Agreement, each Joinder Agreement and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

“Credit Party” shall mean the Parent, the Borrower, GMSC, Arlington, each Subsidiary Guarantor, and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document (other than solely an acknowledgment of a pledge of such Person’s equity).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Amortization Amount” shall mean $74,053,070.

“DIP Credit Agreement” shall mean the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of November 17, 2011 (as amended, modified and/or supplemented from time to time to, but not including the Restatement Effective Date), among the Borrower and GMSC as co-borrowers, the Parent, certain Subsidiaries of the Parent and the Borrowers party thereto as guarantors, the lenders party thereto and Nordea, as administrative agent and collateral agent.

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members, any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person), the redemption, retirement, purchase or acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the granting of permission to any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person) any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) except for share repurchases resulting from the unwinding of any share sale requiring the repayment of any advances in connection with such sale as a result of any default on payment on the part of the ultimate purchaser of such shares.  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.  For the avoidance of doubt, any non-cash anti-dilution adjustments under the warrants listed on Schedule XII shall not constitute a Dividend.

“Documents” shall mean the Credit Documents.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the respective Assignment of Insurances.

“Effective Yield” shall mean, as to any Loans, or other loans of any tranche, the effective yield on such loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including recurring, upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.  All such determinations made by the Administrative Agent shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Restatement Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that none of the Borrower, the Guarantors nor any of their respective Affiliates shall be an Eligible Transferee at any time, except as provided for in Section 12.04(d).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign, international or local statute, law, treaty, protocol, rule, regulation, ordinance, code, or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment or to Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any applicable state, foreign, international or local counterparts or equivalents thereof, in each case as amended from time to time; and any applicable rules, regulations or requirements of a classification society in respect of any Collateral Vessel.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Contribution Agreement” shall mean the Equity Purchase Agreement, dated as of December 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time through, but not including, the Restatement Effective Date), by and among the Parent, Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P., Oaktree FF Investment Fund, L.P. - Class A, and OCM Asia Principal Opportunities Fund, L.P., which Equity Contribution Agreement (i) shall contain a minimum liquidity requirement with respect to the Parent and its Subsidiaries that is reasonably satisfactory to the Administrative Agent and (ii) shall not have been amended, restated, supplemented or otherwise modified in such a manner as is adverse to the interests of the Lenders.

“Equity Conversion” shall mean the conversion of all outstanding secured obligations under the Amended and Restated Credit Agreement, dated as of May 6, 2011, by and among the Borrower and GMSC as co-borrowers, the Parent and certain of their respective Subsidiaries, OCM Marine Investments CTB, Ltd., as initial lender, and OCM Administrative Agent, LLC, as administrative agent and collateral agent, into equity of the Parent pursuant to the Equity Contribution Agreement on the terms and in the amounts set forth in the Plan of Reorganization.

“Equity Interests” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Equity Investment” shall mean that certain cash Investment in the Parent of not less than $175,000,000 from the issuance of Equity Interests by the Parent to (x) an existing or newly-formed entity capitalized by funds managed by Oaktree Capital Management L.P. or one or more of its affiliates and (y) any other third party identified by the Permitted Holders to the Administrative Agent, including, but not limited to, any noteholders that previously held any Senior Unsecured Notes prior to the Restatement Effective Date on the terms and conditions specified in the Equity Contribution Agreement, (i) $39,649,220 of which shall have been contributed by the Parent to the Borrower to partially repay then outstanding Loans under and as defined in the Original Credit Agreement and (ii) $35,350,780 of which shall have been contributed by the Parent to GMSC to partially repay then outstanding loans under the Original Other Credit Agreement, in each case on terms set forth in the Plan of Reorganization.

“Equity Proceeds Amount” shall mean, on any date, the amount of Net Cash Proceeds received by the Parent from the issuance of Equity Interests of the Parent after the Restatement Effective Date (excluding, for the avoidance of doubt, the Equity Investment) less the cash amount expended by the Parent and its Subsidiaries to (i) make Investments pursuant to Section 9.05(vi), (ii) make any Capital Expenditures (other than maintenance Capital Expenditures) and (iii) make any other cash expenditures not in the ordinary course of business (for the avoidance of doubt, funding operating losses, working capital and repayment of Indebtedness will be deemed to be capital expenditures in the ordinary course of business for this purpose), in each case without duplication and after the Restatement Effective Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London interbank Eurodollar market) (the “Screen Rate”); provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, further, that if any such rate is below zero, the Eurodollar Rate for such period will be deemed to be zero.

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to the Borrower or any Subsidiary Guarantor following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Excess Liquidity” shall mean, for each Payment Date, the amount by which (a) the daily average for the 30 consecutive day period ending on such Payment Date of the amount by which the Unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries (excluding the Equity Proceeds Amount and any amounts permitted to be retained by the Parent and its Subsidiaries pursuant to Section 4.02(b), if any) exceeds (b) the sum of (x) the aggregate amount of (i) any Scheduled Repayment and any interest payment to be made under this Agreement and/or (ii) any scheduled amortization payment and any interest payment to be made under the Other Credit Agreement, in each case within three Business Days of such Payment Date and (y) for any Payment Date (i) from the Restatement Effective Date to and including December 31, 2012, $100,000,000, (ii) from January 1, 2013 to and including December 31, 2013, $75,000,000, and (iii) thereafter, $70,000,000.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean (i) any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, (ii) any branch profits taxes imposed by any jurisdiction in which the recipient Lender is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, (iii) in the case of any Lender, any withholding tax that is imposed by the Marshall Islands on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office (except to the extent that, pursuant to Section 4.04, amounts with respect to such taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office) or is attributable to such Lender’s failure to comply with Section 4.04(b), and (iv) taxes imposed on any “withholdable payment” payable to a recipient Lender as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA).

“Existing Indebtedness” shall have the meaning provided in Section 7.20.

“Fair Market Value” of any Collateral Vessel at any time shall mean the average of the fair market value of such Collateral Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in the appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Section 8.01(d).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Final DIP/Cash Collateral Order” shall mean that certain Final Order, which was entered by the Bankruptcy Court on December 15, 2011 in respect of the Chapter 11 Proceeding pursuant to Section 361, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure authorizing the debtors named therein to (I) use cash collateral of the Prepetition Secured Parties (as defined therein), (II) obtain secured superpriority post-petition financing and (III) provide adequate protection to the Prepetition Secured Parties.

“Financial Covenants” shall mean the covenants set forth in Sections 9.08 through 9.10, inclusive.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i)             On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Collateral Vessel registry a Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable, substantially in the form of Exhibit I (with such modifications as are required by or appropriate for the applicable Acceptable Flag Jurisdiction of the Collateral Vessel), with respect to the Collateral Vessel being transferred (the “Transferred Vessel”) and (x) in the case of the Primary Collateral Vessels, the Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, and (y) in the case of the Secondary Collateral Vessels, the Secondary Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable second priority security interest in, and lien upon, such Transferred Vessel, in each case subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii)            On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Credit Parties (or other counsel to such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Collateral Vessel Mortgage(s) or the Secondary Collateral Vessel Mortgage(s), as applicable, to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) or the Secondary Collateral Vessel Mortgage(s), as applicable, and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii)           On each Flag Jurisdiction Transfer Date:

(A)           The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.

(B)           The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable.

(iv)           On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 12.07(a).

“GMSC” shall have the meaning provided in the first paragraph of this Agreement.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent and the Lenders.

“Guarantors” shall mean the Parent, GMSC, Arlington and each Subsidiary Guarantor.

“Guaranty” shall mean, collectively, the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws because of its dangerous or deleterious properties or characteristics.

“Holdings Guaranty” shall mean the guaranty of the Parent, Arlington and GMSC pursuant to Section 13.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement and (viii) the maximum amount available to be drawn under all Existing Letters of Credit (as defined in the Other Credit Agreement) issued for the account of such Person and all Unpaid Drawings (as defined in the Other Credit Agreement) in respect of such Existing Letters of Credit; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“Intercreditor Agreements” shall mean the Primary Intercreditor Agreement and the Secondary Intercreditor Agreement.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Joinder Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Joint Lead Arrangers” shall mean Nordea and DNB Bank ASA in their capacity as joint lead arranger and joint bookrunners in respect of the credit facility provided for herein.

“Judgment Currency” shall have the meaning provided in Section 13.09(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.09(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 12.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.12 (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01.

“Loan to Value Ratio” shall mean, at any date of determination, the ratio of Consolidated Net Indebtedness of the Parent and its Subsidiaries on such date to the aggregate Fair Market Value of all Collateral Vessels owned by the Credit Parties on such date.

“Margin Regulations” shall mean the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean with respect to any Loans:

(i)
if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)
before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders the sum of whose outstanding Loans in the aggregate exceed 50% of the Loans that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, liabilities, condition (financial or otherwise) of (x) the Collateral Vessels taken as a whole, (y) the Borrower, GMSC, Arlington and the Subsidiary Guarantors taken as a whole, or (z) the Parent and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Lenders or the Administrative Agent or (iii) the ability of the Borrower or the Borrower and its Subsidiaries, taken as a whole, to perform its or their Obligations.

“Maturity Date” shall mean May 17, 2017.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“Net Cash Proceeds” shall mean, (x) with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Parent or the Borrower or any of their respective Subsidiaries from such Collateral Disposition net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Parent, the Borrower or any of its Subsidiaries as a result of such Collateral Disposition and (y) with respect to the issuance of any Equity Interests, the aggregate cash proceeds received by the Parent from such equity issuance net of reasonable transaction costs related thereto (including, without limitation, reasonable attorney’s fees).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Recourse Indebtedness” shall mean any Indebtedness of a Non-Recourse Subsidiary that is non-recourse to any Credit Party and for which no Credit Party provides any credit support; provided such Indebtedness may be full recourse to the Non-Recourse Subsidiary.

“Non-Recourse Subsidiary” shall mean (x) any Subsidiary listed on Schedule XV hereto and (y) any Subsidiary that is not a Credit Party and is identified by the Parent in writing to the Administrative Agent after the Restatement Effective Date to be a “Non-Recourse Subsidiary”; provided that (i) neither the Parent nor any Subsidiary of the Parent (other than a Non-Recourse Subsidiary) shall have any liability or recourse with respect to any Non-Recourse Indebtedness of such Non-Recourse Subsidiary, (ii) any such designation of a Subsidiary as a “Non-Recourse Subsidiary” shall be deemed to be a permanent “Investment” in such Subsidiary in an amount (proportionate to the Parent’s Equity Interest (directly or through a Subsidiary thereof) in such Subsidiary) equal to the fair market value of the net assets of such Subsidiary at the time such Subsidiary is designated a Non-Recourse Subsidiary and (iii) for the avoidance of doubt, Investments in Non-Recourse Subsidiaries may only be made pursuant to Section 9.05(vi).

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Interest Period Election” shall have the meaning provided in Section 2.08(a).

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.09(a).

“Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under this Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Guaranteed Creditors (in the capacities referred to in the definition of Guaranteed Creditors) under this Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Original Credit Agreement” shall have the meaning provided in the Recitals.

“Original Effective Date” shall mean July 16, 2010.

“Original Other Credit Agreement” shall have the meaning provided in the Recitals.

“Other Agent” shall have the meaning provided in the Recitals hereto.

“Other Credit Agreement” shall have the meaning provided in the Recitals hereto.

“Other Credit Documents” shall mean the “Credit Documents” under and as defined in the Other Credit Agreement.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Pari Passu Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Participant Register” shall have the meaning provided in Section 12.16.

“PATRIOT Act” shall have the meaning provided in Section 12.20.

“Payment Date” shall mean the last Business Day of each March, June, September and December.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Collateral Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Collateral Vessel or the property subject thereto.

“Permitted Holders” shall mean funds or segregated accounts managed by Oaktree Capital Management, L.P. and any corporation or other entity directly or indirectly controlled or managed by Oaktree Capital Management, L.P. or its managed funds.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan of Reorganization” shall have the meaning provided in the Recitals.

“Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement, the Parent Pledge Agreement and/or the Pari Passu Pledge Agreement, as applicable.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement, the Parent Pledge Agreement and/or the Secondary Pledge Agreement, as the case may be, pledged (or required to be pledged) pursuant thereto.

“Primary Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Primary Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Primary Collateral Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or hereunder.

“Primary Collateral Vessel” shall mean, at any time, each of the Vessels listed in rows 1 through and including 7 on Schedule III (and any Acceptable Replacement Vessel in respect thereof) which is subject to a Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Primary Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of May 17, 2012, by and among the Parent, Arlington, the Borrower, as borrower under this Agreement, GMSC, as borrower under the Other Credit Agreement, the Administrative Agent (for and on behalf of the Secured Creditors), each Subsidiary Guarantor, the Collateral Agent, and the Other Agent (for and on behalf of the Secured Creditors under and as defined in the Other Credit Agreement), which Primary Intercreditor Agreement (i) shall be substantially in the form of Exhibit O-1 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in the Primary Collateral.

“Primary Security Documents” shall mean the Pledge Agreement, the Parent Pledge Agreement, the Pari Passu Pledge Agreement, each Assignment of Charter, each Assignment of Earnings, each Assignment of Insurances, each Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional first-lien security document executed pursuant to Section 7.11.

“Projections” shall mean the Parent’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Excess Liquidity Share” shall mean (i) for any Payment Date prior to the repayment in full of the outstanding loans under the Other Credit Agreement, 52.9% of the Excess Liquidity on such Payment Date (or, to the extent any of the Excess Liquidity is required to be used on such Payment Date to repay the outstanding loans under the Other Credit Agreement in accordance with the provisions thereof, but the amount of the outstanding loans under the Other Credit Agreement is less than the portion of the Excess Liquidity that is required to be paid thereunder or the outstanding loans under the Other Credit Agreement have been repaid in full, such percentage will be increased to include the portion of the Excess Liquidity not being used to repay the Other Credit Agreement on such Payment Date), and (ii) for any Payment Date thereafter, 100% of the Excess Liquidity on such Payment Date.

“Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends and (iii) any other preferred stock that satisfies (i) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent; provided, however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 9.03.

“Qualifying IPO” shall mean the issuance by the Parent or any direct or indirect parent of the Parent of its Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) after the Restatement Effective Date pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such issuance results in Net Cash Proceeds received by the Parent of at least $75,000,000.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean, at any time, (i) if there are less than two Lenders at such time, each Lender and (ii) if there are three or more Lenders at such time, each Joint Lead Arranger and one other Lender as shall be determined by the Administrative Agent.

“Refinanced Loans” shall have the meaning provided in Section 12.12(c).

“Register” shall have the meaning provided in Section 12.16.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 2.12(a).

“Replacement Lender” shall have the meaning provided in Section 2.12(a).

“Replacement Loan” shall have the meaning provided in Section 12.12(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Insurance” shall have the meaning provided in Section 7.21.

“Required Lenders” shall mean, at any time, prior to the repayment in full of the Loans, Non-Defaulting Lenders the sum of whose outstanding Loans at such time represents an amount greater than 66-2/3% of the sum of all outstanding Loans of Non-Defaulting Lenders.

“Restatement Effective Date” shall have the meaning provided in Section 12.10.

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loans” shall mean the “Revolving Loans” as defined in the Original Credit Agreement.

“S&P” shall mean Standard & Poor’s Financial Services LLC, and its successors.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(a).

“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.

“Secondary Assignment of Charters” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Secondary Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Secondary Security Document, including, without limitation, all Secondary Pledge Agreement Collateral, all Secondary Earnings and Insurance Collateral, all Secondary Collateral Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or under the Other Credit Agreement.

“Secondary Collateral Vessel” shall mean, at any time, each of the Vessels listed in rows 8 through and including 30 on Schedule III, which is subject to a Secondary Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Secondary Collateral Vessel Mortgage” shall mean, with respect to the Secondary Collateral Vessels, a second priority statutory mortgage and deed of covenant supplemental thereto or a second preferred mortgage in substantially the form of Exhibit I-2, Exhibit I-3 or Exhibit I-4, as applicable, or such other form as may be reasonably satisfactory to the Administrative Agent, as such second priority statutory mortgage and deed of covenant supplemental thereto or second preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Secondary Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Secondary Assignment of Earnings and the respective Secondary Assignment of Insurances.

“Secondary Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement, dated as of May 17, 2012, by and among the Parent, Arlington, the Borrower, as borrower under this Agreement, GMSC, as borrower under the Other Credit Agreement, the Administrative Agent (for and on behalf of the Secured Creditors), each Subsidiary Guarantor, the Collateral Agent, and the Other Agent (for and on behalf of the Secured Creditors under and as defined in the Other Credit Agreement), which Secondary Intercreditor Agreement (i) shall be substantially in the form of Exhibit O-2 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in the Secondary Collateral.

“Secondary Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Secondary Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Secondary Pledge Agreement.

“Secondary Security Documents” shall mean the Secondary Pledge Agreement, each Secondary Assignment of Charter, each Secondary Assignment of Earnings, each Secondary Assignment of Insurances, each Secondary Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional Secondary Security Document executed pursuant to Section 7.11.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Primary Security Document and each Secondary Security Document.

“Senior Unsecured Notes” shall mean the 12% senior unsecured notes of the Parent issued pursuant to that certain indenture, dated as of November 12, 2009, entered into by the Parent, certain of its Subsidiaries and The Bank of New York Mellon, as trustee.

“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time; provided that, for all purposes under this Credit Agreement or any other Credit Document, Non-Recourse Subsidiaries shall not be considered Subsidiaries hereunder or thereunder other than as set forth herein or therein.

“Subsidiary Guarantor” shall mean, at any time, (x) each direct and indirect Subsidiary of the Parent (other than GMSC, Arlington and the Borrower) which owns a Primary Collateral Vessel or which owns, directly or indirectly, any of the Equity Interests of any such direct or indirect Subsidiary at such time, (y) each direct and indirect Subsidiary of the Parent (other than GMSC, Arlington and the Borrower) which owns a Secondary Collateral Vessel or which owns, directly or indirectly, any of the Equity Interests of any such direct or indirect Subsidiary at such time and (z) each other Subsidiary of the Parent (other than GMSC, Arlington and the Borrower) that guarantees the obligations under the Other Credit Agreement at any time.  The Subsidiary Guarantors as of the Restatement Effective Date are listed on Schedule XIII.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loans” shall mean the “Term Loans” as defined in the Original Credit Agreement.

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Transaction” shall mean, collectively, (i) the entering into of this Agreement and the other Credit Documents, as applicable, on the Restatement Effective Date and the continuation and conversion of Loans hereunder, (ii) the entering into of the Other Credit Agreement and the other Other Credit Documents, as applicable, on the Restatement Effective Date and the conversion of loans thereunder, (iii) the Equity Conversion, (iv) the Equity Investment, including the partial repayment of Loans with the proceeds of the Equity Investment in a principal amount of no less than $39,649,220 on the Restatement Effective Date, and the partial repayment of Loans under and as defined in the Other Credit Agreement with the proceeds of the Equity Investment in a principal amount of no less than $35,350,780 on the Restatement Effective Date, (v) the confirmation and effectiveness of the Plan of Reorganization and (vi) the payment of all fees and expenses in connection with the foregoing.

“Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.

“Trigger Date” shall mean the date on which (x) the aggregate principal payments of Loans under this Agreement after the Restatement Effective Date (other than any such prepayment pursuant to Section 4.02(b)) equals the Deferred Amortization Amount and (y) the aggregate principal payments of loans under the Other Credit Agreement after the Restatement Effective Date (other than any such prepayment pursuant to Section 5.02(c) of the Other Credit Agreement) equals the Deferred Amortization Amount (under and as defined in the Other Credit Agreement).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent or of any such Subsidiary, (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors and the Other Agent for the benefit of the Secured Creditors under and as defined in the Other Credit Agreement, (iii) are otherwise generally available for use by the Parent or such Subsidiary or (iv) are not subject to Liens permitted under Section 9.01(xviii).

“Vessel” shall mean, collectively, all sea going vessels and tankers at any time owned by the Parent and its Subsidiaries, and, individually, any of such vessels.

“Vessel Exchange” shall mean the exchange of a Primary Collateral Vessel for a Vessel which Vessel shall constitute an Acceptable Replacement Vessel and provided that the following conditions are satisfied with respect to such exchange:

(i)             On the Vessel Exchange Date, if the Subsidiary owning the Acceptable Replacement Vessel is not a Credit Party, (A) such Subsidiary shall (1) grant to the Collateral Agent a first priority Lien (subject only to Permitted Liens) on all property of such Subsidiary by executing and delivering a counterpart of or joinder to the Pledge Agreement, taking all actions required pursuant to Section 25 of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a Joinder Agreement and (B) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the Equity Interests of such Subsidiary owned by any Credit Party to the Collateral Agent;

(ii)            On the applicable Vessel Exchange Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Credit Parties (or other counsel to the Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Collateral Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Vessel Exchange reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Acceptable Replacement Vessel is registered and/or the Credit Party owning such Acceptable Replacement Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request;

(iii)           On or prior to the Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have satisfied the Collateral and Guaranty Requirements with respect to such Vessel;

(iv)           On or prior to the Vessel Exchange Date, Schedule III shall be updated with the name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of the Acceptable Replacement Vessel;

(v)           On the Vessel Exchange Date and immediately after giving effect to a Vessel Exchange, no Default or Event of Default shall have occurred and be continuing and all representations and warranties made by the Parent and its Subsidiaries pursuant to Section 7 of this Agreement shall be true and correct both before and after any such Vessel Exchange; and

(vi)           All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

“Vessel Exchange Date” shall mean each date on which a Vessel Exchange occurs.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 2.  Amount and Terms of Credit Facility.

2.01  The Loans.   On the Restatement Effective Date, the loans (a “Loan” and, collectively, the “Loans”) of each Lender shall consist of (x) the term loan of each such Lender which is outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date and (y) the Revolving Loans of each such Lender which are outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date and shall be converted into Loans under this Agreement on the Restatement Effective Date, less each such Lender’s pro rata percentage of $39,649,220, which is paid to such Lenders on the Restatement Effective Date as part of the Plan of Reorganization.  The amount of each Lender’s outstanding Loans immediately after giving effect to the Transactions on the Restatement Effective Date is set forth on Schedule I.

2.02  [Intentionally Omitted].

2.03  [Intentionally Omitted].

2.04  [Intentionally Omitted].

2.05  Notes.    (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.16 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)           Each Note shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the outstanding Loans of such Lender and be payable in the outstanding principal amount of Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(d)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

2.06  Pro Rata Borrowings.  All Borrowings of Loans under this Agreement have been incurred from the Lenders pro rata.

2.07  Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin and the Eurodollar Rate for such Interest Period.

(b)           If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on the overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)           Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans made or to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08  Interest Periods.  (a)  The Borrower shall give the Administrative Agent at its Notice Office written notice at least three Business Days’ prior to (x) the Restatement Effective Date (in the case of the initial Interest Period applicable to any Loans) and (y) the expiration of an Interest Period applicable to such Loans (in the case of any subsequent Interest Period), which notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time), electing the interest period (each an “Interest Period”) applicable to such Loan.  Each such written notice (each a “Notice of Interest Period Election”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be included in the Borrowing (if applicable), (ii) the commencement date of the applicable Interest Period (which shall be a Business Day) and (iii) at the option of the Borrower, whether the applicable Interest Period will be a one, three or six month period (or such other period as all the Lenders may agree); provided that:

(i)             there shall be no more than six different Interest Periods at any time, each of which shall be comprised of Loans in an amount of not less than the Minimum Borrowing Amount (or, if less, the aggregate principal amount of the Loans outstanding hereunder);

(ii)            the initial Interest Period for each Loan shall commence on the Restatement Effective Date of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii)           if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)           if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v)            no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing; and

(vi)           no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date.

The Administrative Agent shall promptly give each Lender whose Loans are being converted on the Restatement Effective Date or continued at the end of any Interest Period, notice of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Interest Period Election.  If on the Restatement Effective Date or upon the expiration of any Interest Period applicable to Loans, the Borrower has failed to deliver a Notice of Interest Period Election in respect of such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the Restatement Effective Date or expiration date of such current Interest Period, as applicable.

(b)           Without in any way limiting the obligation of the Borrower to deliver a written Notice of Interest Period Election in accordance with Section 2.08(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Interest Period election, believed by the Administrative Agent in good faith to be from the President or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Interest Period Election.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Interest Period election of Loans, absent manifest error.

2.09  Increased Costs, Illegality, Market Disruption Event, etc.  (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change with respect to taxes (other than Excluded Taxes) imposed on any recipient Lender’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) any change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(ii)            at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrower agrees, subject to the provisions of Section 2.11 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(b)           At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)            If any Lender in good faith determines that after the Restatement Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Loans hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(d)            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)             the Applicable Margin; and

(ii)            the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.

(e)            If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.

(f)            Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Restatement Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.09).

2.10  Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower:  (i) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (ii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iii) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(ii), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 2.09 or Section 4.04.

2.12  Replacement of Lenders.  (a) (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(i) or (ii), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower material increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 12.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

(i)            at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender; and

(ii)            all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.

(b)           Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 12.01 and 12.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.

SECTION 3.  Fees.

3.01  Fees.   The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

SECTION 4.  Prepayments; Payments; Taxes.

4.01  Voluntary Prepayments.  The Borrower shall have the right to prepay, at any time, the Loans, in each case without premium or penalty except as provided by law and Section 2.10, in whole or in part at any time and from time to time on the following terms and conditions:

(i)             the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (including e-mail notice or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)            each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii)           at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.10;

(iv)           in the event of certain refusals by a Lender as provided in Section 12.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 12.12(b) so long as the consents required by Section 12.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained;

(v)            except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, at the Borrower’s election, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full; and

(vi)           each prepayment of principal of Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments in accordance with Section 4.02(f).

4.02  Mandatory Repayments.  (a)  In addition to any other mandatory repayments  pursuant to this Section 4.02, on each Payment Date (including, for the avoidance of doubt, the Maturity Date) set forth below, the Borrower shall be required to repay Loans to the extent then outstanding in the amount set forth opposite each such Payment Date in the table below (each such repayment, as the same may be reduced in accordance with Sections 4.01, 4.02(b), 4.02(c) and/or 4.02(d), a “Scheduled Repayment”):

Payment Date	Amount
June 30, 2014	$7,405,307
September 30, 2014	$7,405,307
December 31, 2014	$7,405,307
March 31, 2015	$7,405,307
June 30, 2015	$7,405,307
September 30, 2015	$7,405,307
December 31, 2015	$7,405,307
March 31, 2016	$7,405,307
June 30, 2016	$7,405,307
September 30, 2016	$7,405,307
December 31, 2016	$7,405,307
Maturity Date	$192,344,206

(b)           In addition to any other mandatory repayments pursuant to this Section 4.02, but without duplication, on (i) the date of any Collateral Disposition involving a Primary Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) and, after the repayment of the loans and the satisfaction in full of all obligations under the Other Credit Agreement, a Secondary Collateral Vessel and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Primary Collateral Vessel or, after the repayment of the loans and the satisfaction in full of all obligations under the Other Credit Agreement a Secondary Collateral Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required (subject to the first proviso below) to repay an aggregate principal amount of outstanding Loans in accordance with the requirements of Section 4.02(e) in an amount equal to (X) in the case of a Primary Collateral Vessel, the greater of (x) the Net Cash Proceeds of such Collateral Disposition (such amount under this clause (x) the “Net Cash Proceeds Value”) and (y) the sum of the then outstanding aggregate principal amount of Loans multiplied by a fraction (I) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(d)) of the Primary Collateral Vessel or Primary Collateral Vessels which is/are the subject of such Collateral Disposition and (II) the denominator of which is equal to the Aggregate Primary Collateral Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(d)) prior to such Collateral Disposition (such amount under this clause (y) the “Appraisal Value”) and (Y) after the repayment of the loans and the satisfaction in full of all obligations under the Other Credit Agreement, in the case of a Secondary Collateral Vessel, the Net Cash Proceeds Value of such Collateral Disposition; provided that  (I) in the case of any Collateral Vessel which is older than 15 years at the time of such Collateral Disposition (including, for the avoidance of doubt, an Event of Loss) the Borrower shall only be required to repay an amount equal to the Net Cash Proceeds thereof; (II) after the Trigger Date, if the Net Cash Proceeds Value is greater than the Appraisal Value and the Parent and its Subsidiaries would have a Loan to Value Ratio of no greater than 0.60 to 1.00, on a pro forma basis after giving effect to the Collateral Disposition and any repayment with the proceeds thereof, then the Parent and its Subsidiaries may retain the proceeds of such Collateral Disposition in an amount equal to the difference between the Net Cash Proceeds Value and the Appraisal Value, which amount will not be subject to the mandatory repayment provisions of this Section 4.02(b); (III) without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Section 9.09 at all times (including, without limitation, after giving effect to any repayment contemplated by the foregoing Section 4.02(a)); and (IV) so long as no Default or Event of Default exists, the Borrower, at its option, shall not be required to repay outstanding Loans upon a Collateral Disposition in respect of a Primary Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) so long as (I) to the extent required by Section 4.02(a), the Borrower repays any Loans and (II) no later than 365 days after the date of such Collateral Disposition, such Primary Collateral Vessel is replaced by an Acceptable Replacement Vessel pursuant to a Vessel Exchange, provided that, if such Vessel Exchange does not occur within 365 days of the date of such Collateral Disposition the Loans shall be repaid by an amount equal to the amount by which the Loans would have been required to be repaid as a result of the Collateral Disposition of such Primary Collateral Vessel.

(c)           In addition to any other mandatory repayments pursuant to this Section 4.02, upon the occurrence of a default under Section 9.09, the Borrower shall be required to repay Loans in accordance with the requirements of Section 9.09 in an amount required to cure such default; provided that it is understood and agreed that the requirement to repay Loans under this Section 4.02(c) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Section 9.09.

(d)           In addition to any other mandatory repayments pursuant to this Section 4.02, on the tenth day (or, if such day is not a Business Day, on the next succeeding Business Day) after each Payment Date, the Loans shall be repaid in an amount equal to (i) the Lenders’ Pro Rata Excess Liquidity Share determined on such Payment Date.  The mandatory repayment pursuant to this Section 4.02(d) shall be applied to reduce the Scheduled Repayments as follows: (i) first, 25% of such repayment to reduce the Scheduled Repayment following the applicable Payment Date, and, to the extent that such next Scheduled Repayment has been paid in full, to the next succeeding Scheduled Repayment until such Scheduled Repayment has been reduced to zero, after which the remaining portion (if any) of such 25% to reduce the then remaining Scheduled Repayments (excluding the Scheduled Repayment due on the Maturity Date) pro rata based upon such remaining Scheduled Repayments (excluding the Scheduled Repayment due on the Maturity Date) after giving effect to all prior reductions thereto, (ii) second, 25% of such repayment to reduce the then remaining Scheduled Repayments (excluding the Scheduled Repayment due on the Maturity Date) pro rata based upon such remaining Scheduled Repayments (excluding the Scheduled Repayment due on the Maturity Date) after giving effect to all prior reductions thereto, and (iii) third, 50% of such repayment to reduce the Scheduled Repayment due on the Maturity Date.

(e)            All repayments of the Loans pursuant to (i) Section 4.02(a) shall be applied to the repayment of the Loans then outstanding on a pro rata basis and (ii) Sections 4.01, 4.02(b), 4.02(c) and 4.02(d) shall be applied to the repayment of the Loans then outstanding on a pro rata basis.

(f)            The amount of all repayments of Loans pursuant to Sections 4.01, 4.02(b) and 4.02(c) shall be applied to reduce the then remaining Scheduled Repayments pro rata based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto.

(g)           With respect to each repayment of Loans under Section 4.01 or required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (g), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.10.

(h)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

(i)            The Loans repaid pursuant to Section 4.01 and this Section 4.02 may not be reborrowed.

4.03   Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04   Net Payments; Taxes.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. Unless otherwise required by law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Taxes) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, each of the Borrower, the Parent, GMSC and Arlington agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  Each of the Borrower, the Parent, GMSC, Arlington and the Subsidiary Guarantors will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment.  Each of the Borrower, the Parent, GMSC, Arlington and the Subsidiary Guarantors agrees to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)            Each Lender agrees to use commercially reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower and the Administrative Agent any information as reasonably requested by the Borrower and the Administrative Agent that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).   If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Borrower and the Administrative Agent at the time or times prescribed by law such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each non-U.S. Lender hereby agrees, whenever a lapse in time or change in circumstances renders any of the forms, certificates or other evidence delivered pursuant to this Section 4.04(b) obsolete or inaccurate in any material respect, that such Lender shall use commercially reasonable efforts to promptly (1) update such form, certificate or other evidence delivered, or (2) notify the Administrative Agent and the Borrower of its inability to do so.

(c)            If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

SECTION 5.  [Intentionally Omitted].

SECTION 6.  [Intentionally Omitted].

SECTION 7.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement, to continue the Term Loans as Loans and convert the Revolving Loans into the Loans, each of the Parent, GMSC, Arlington and the Borrower makes the following representations, warranties and agreements, in each case on the Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes, and the continuation of the Term Loans as Loans and the conversion of the Revolving Loans into the Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01  Corporate/Limited Liability Company/Limited Partnership Status.  Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02  Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, judgment, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

7.04  Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings in respect of the Security Documents (other than the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of  any Document to which it is a party.

7.05  Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  (i) The audited consolidated balance sheets of the Parent as at December 31, 2011 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date and (ii) to the extent available, the consolidated balance sheets of the Parent as at the end of each quarterly accounting period in the 2012 fiscal year and the related consolidated statements of operations and cash flows, in each case for such quarterly accounting period, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Parent nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)           Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of the Restatement Effective Date no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent and its Subsidiaries taken as a whole.  As of the Restatement Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be materially adverse to the Parent and its Subsidiaries taken as a whole.

(c)           The Projections delivered by the Parent to the Administrative Agent and the Lenders prior to the Restatement Effective Date have been prepared in good faith and are based on GAAP and reasonable assumptions, and there are no statements or conclusions in such Projections which are based upon or include information known to the Parent on the Restatement Effective Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Restatement Effective Date regarding the matters reported therein.  On the Restatement Effective Date, the Parent believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

7.06  Litigation.  Except as set forth on Schedule XIV, there are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent, GMSC, Arlington or the Borrower, threatened against the Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

7.07  True and Complete Disclosure.  All factual information (taken individually or as a whole) furnished by or on behalf of the Parent, GMSC, Arlington or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents and any financial statement referred to in Section 7.05(a)) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken individually or as a whole) hereafter furnished by or on behalf of the Parent, GMSC, Arlington or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

7.08  Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans (including the Loans which result from the conversion of Revolving Loans into Loans) were used for working capital, Capital Expenditures and general corporate purposes.

(b)           No part of the proceeds of any Loan was used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Sections 9.05(vi) and (vii).  Neither the continuation of the Term Loans as Loans, the conversion of the Revolving Loans into the Loans, the use of the proceeds thereof nor the occurrence of any other Borrowing will violate or be inconsistent with the Margin Regulations.

7.09  Tax Returns and Payments.  The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby.  The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all taxes shown as due on the Returns and all other material U.S. federal, state and non-U.S. taxes that have become due and payable.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries.  As of the Restatement Effective Date, neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither the Parent nor any of its Subsidiaries (i) has engaged in any “listed transaction” within the meaning of Section 6011 of the Code or (ii) has any actual or potential liability for the taxes of any Person (other than the Parent or any of its present or former Subsidiaries) under the United States Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law).

7.10  Compliance with ERISA.  (i)  Schedule VII sets forth, as of the Restatement Effective Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the United States Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; with respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(ii)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11  The Security Documents.  After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors (x) in the case of the Collateral Vessel Mortgages, the Assignments of Earnings, the Assignments of Insurances, the Pledge Agreement, the Parent Pledge Agreement and the Pari Passu Pledge Agreement, a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Primary Collateral described therein and (y) in the case of the Secondary Collateral Vessel Mortgages, the Secondary Assignments of Earnings, the Secondary Assignments of Insurances and the Secondary Pledge Agreement, a legal, valid and enforceable fully perfected second priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Secondary Collateral described therein, in the case of each of (x) and (y) above, subject to no other Liens except for Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the Restatement Effective Date and such other filings made on or prior to the tenth day after the Restatement Effective Date, subject in each case to Section 7.03.

7.12  Capitalization.  (a)  On the Restatement Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of the Borrower shall consist of 500 shares of common stock, $0.01 par value per share, 100 of which have been issued and 100% of which issued shares are outstanding and owned by the Parent; (2) all such outstanding shares shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Borrower shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b)           Except as set forth in Schedule IX, as of the Restatement Effective Date and after giving effect to the conditions precedent related thereto, there are (i) no other shares of capital stock or other Equity Interests or voting securities of the Parent, (ii) no securities of the Parent convertible into or exchangeable for capital stock or other Equity Interests or voting securities of the Parent, (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require the Parent to issue, sell or otherwise cause to become outstanding any of its Equity Interests and (iv) no stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent or any repurchase, redemption or other obligation to acquire for value any capital stock of the Parent.

(c)           As of the Restatement Effective Date, all outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule IX, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands 1990, the articles of incorporation of the Parent, the bylaws of the Parent or any agreement to which the Parent is a party or otherwise bound.  None of the shares of the capital stock of the Parent have been issued in violation of any securities Laws.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Parent.

7.13  Subsidiaries.  On the Restatement Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).  On the Restatement Effective Date, all outstanding capital stock, membership interests, partnership interests, units or other form of equity, of each class outstanding, of each of the Subsidiaries listed on Schedule VIII has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Parent, is owned beneficially and of record by a Credit Party free and clear of all Liens other than the security interests created by the Credit Documents, the Other Credit Documents and Permitted Liens.

7.14  Compliance with Statutes, etc.  The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15  Investment Company Act.  Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16  Money Laundering.  (a)  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading and Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Credit Parties nor, to the best knowledge of the Parent, GMSC, Arlington and the Borrower after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

7.17  Pollution and Other Regulations.  (a)  Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures as are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.  There are, as of the Restatement Effective Date, no Environmental Claims pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case for clauses (i) and (ii) above, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b)           Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Borrowing, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, except in each case for clauses (i) and (ii) above where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

This Section 7.17 contains the sole and exclusive representations and warranties of the Credit Parties with respect to environmental, health and safety matters, including any relating to or arising under Environmental Laws, Environmental Claims or Hazardous Materials.

7.18  Labor Relations.  Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19  Patents, Licenses, Franchises and Formulas.  The Parent and each of its Subsidiaries owns, or has the right to use, and has the right to enforce and prevent any third party from using, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.20  Indebtedness.  Schedule V sets forth a true and complete list of all Indebtedness of the Parent and its Subsidiaries as of the Restatement Effective Date (other than Indebtedness under the Other Credit Documents) and which is to remain outstanding after giving effect to the Restatement Effective Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

7.21  Insurance.  Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein (the “Required Insurance”).

7.22  Concerning the Collateral Vessels.  The name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Collateral Vessel is set forth on Schedule III.  Each Collateral Vessel is and will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.23  Citizenship.  The Parent and each other Credit Party which owns or operates, or will own or operate, one or more Collateral Vessels is, or will be, qualified to own and operate such Collateral Vessels under the laws of the Republic of the Marshall Islands, the Republic of Liberia or Bermuda, as applicable, or such other jurisdiction in which any such Collateral Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Collateral Vessel Mortgages and the respective Secondary Collateral Vessel Mortgages.

7.24  Collateral Vessel Classification; Flag.  Each Collateral Vessel is (i) or will be, classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Collateral Vessel Mortgage or the Secondary Collateral Vessel Mortgage, as applicable, and (ii) flagged in an Acceptable Flag Jurisdiction.

7.25  No Immunity.  The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.26  Fees and Enforcement.  No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid by the Parent or any of its Subsidiaries as and to the extent due.  Under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.27  Form of Documentation.  Each of the Credit Documents is, or when executed will be, in proper legal form under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, or notarized or executed under seal, or physically executed in any such jurisdiction, except as have been made, or will be made, in accordance with Section 12.10.

7.28  Solvency.  After giving effect to (a) the Loans, (b) the consummation of the Transaction and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Parent and its Subsidiaries, taken as a whole, and the Borrower and its Subsidiaries, taken as a whole, are solvent.

7.29  Patriot Act.  No Credit Party (and, to the knowledge of each Credit Party, no joint venture or Subsidiary thereof) is in violation of any United States law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.

7.30  Certain Business Practices.  To the knowledge of the Parent, neither the Parent nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

SECTION 8.  Affirmative Covenants.  Each of the Parent, the Borrower, GMSC and Arlington hereby covenants and agrees that on and after the Restatement Effective Date, and until the Loans and Notes, together with interest and all other obligations incurred hereunder and thereunder, are paid in full:

8.01  Information Covenants.  The Parent will make available to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)           Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent (provided that for the first fiscal quarter following the Restatement Effective Date, such delivery shall be within 60 days after the end of such fiscal quarter), (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)           Annual Financial Statements.  Within (a) 90 days after the close of each fiscal year of the Parent in which any of Parent’s securities are listed on a nationally recognized securities exchange and (b) 120 days after the close of each fiscal year of Parent (provided, that for the first fiscal year following the Restatement Effective Date, such delivery shall be within 150 days after the end of such fiscal year) in which none of Parent’s securities are listed on a nationally recognized securities exchange, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to the Financial Covenants, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Monthly Financial Statements.  Within 30 days after the end of each of the first two calendar months of each fiscal quarter of the Parent occurring prior to the Trigger Date, the unaudited trial balance sheets of the Parent and its Subsidiaries as at the end of such month, and setting forth comparative figures for the prior calendar month, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and including normal recurring adjustments; provided, however, that in no event will the Parent be required to deliver such unaudited trial balance sheets if, at the end of any such month, the Parent and its Subsidiaries have a Loan to Value Ratio of no greater than 0.60 to 1.00.

(d)           Appraisal Reports.  Together with delivery of the compliance certificates described in Section 8.01(f) required in connection with each fiscal quarter in each fiscal year of the Parent, and at any other time within 33 days of the written request of the Administrative Agent, appraisal reports dated no more than 30 days prior to the date of delivery of such compliance certificate or such request, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and from two Approved Appraisers stating the then current Fair Market Value of each of the Collateral Vessels.  All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than four appraisal reports obtained pursuant to this Section 8.01(d) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(e)            Projections, Budget, etc.  (i) As soon as available but not less than 30 days prior to the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2013, a preliminary budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year, and (ii) as soon as available but not more than 45 days after the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2013, (x) a budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year and (y) the Projections referred to in Section 7.05(c) in reasonable detail for the subsequent three fiscal years including the fiscal year in which such Projections are being delivered.  It is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent, although reflecting the Parent’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(f)            Officer’s Compliance Certificates.  (i)  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Parent in the form of Exhibit L to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Parent was in compliance with the Financial Covenants at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement, the Parent Pledge Agreement or the Secondary Pledge Agreement, as the case may be, or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(f)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(ii)            At the time of a Collateral Disposition in respect of any Primary Collateral Vessel, a certificate of a senior financial officer of the Parent which certificate shall (x) certify on behalf of the Parent the last appraisal reports received pursuant to Section 8.01(d) determining the Aggregate Primary Collateral Vessel Value after giving effect to such disposition and/or showing the individual Fair Market Value of all Collateral Vessels owned by the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of at such time, and (y) set forth the calculations required to establish whether the Parent is in compliance with the provisions of Section 9.09 after giving effect to such disposition.

(g)           Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Document and (iii) any Event of Loss in respect of any Collateral Vessel.

(h)           Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(i)             Material Breach; Other Debt Documents.  Promptly upon, and in any event within five Business Days after, without duplication of any other reporting requirements herein, receipt of any notices of default, financial reporting and collateral reporting under the Other Credit Documents, and copies of all effectuated additions, amendments, restatements, supplements or other modifications in respect of the Other Credit Documents.

(j)            Environmental Matters.  Promptly upon, and in any event within fifteen Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Restatement Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)             any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;

(ii)            any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel or property;

(iii)           any condition or occurrence on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Collateral Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Collateral Vessel or property under any Environmental Law; and

(iv)           the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto.  In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(j), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(k)           Management Letters.  Promptly after Parent’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(l)            Cash Flow Projections.  On the Restatement Effective Date and monthly thereafter until the Trigger Date, cash flow projections for the Parent and its Subsidiaries (the “Cash Flow Projections”) for the 13-week period beginning on the Business Day on which such Cash Flow Projections are due, which Cash Flow Projections shall (i) be based on information available, and projections made, as of the last Business Day of the immediately preceding calendar month and (ii) include a variance report describing in reasonable detail the variance(s) in actual cash flow from projected cash flow for the month ended on such last Business Day; provided, however, that in no event will the Parent be required to deliver such Cash Flow Projections if, at the end of any such month, the Parent and its Subsidiaries have a Loan to Value Ratio of no greater than 0.60 to 1.00.

(m)           Excess Liquidity Calculations.  On or before the tenth day (or, if such day is not a Business Day, on the next succeeding Business Day) after each Payment Date, a certificate of the senior financial officer of the Parent substantially in the form of Exhibit Q, which certificate shall set forth the calculations required to determine the Excess Liquidity, if any, for such Payment Date.

(n)           Non-Recourse Subsidiaries.  Promptly upon, and in any event within five Business Days after delivery thereof, without duplication of any other reporting requirements herein, any periodic financial reports provided to the lenders under any documents evidencing Non-Recourse Indebtedness or any notices of default provided thereunder.

(o)           Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Parent, its Subsidiaries or its Non-Recourse Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

8.02  Books, Records and Inspections.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and, in the presence of the Parent, independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent.

8.03  Maintenance of Property; Insurance.  The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Collateral Vessels in at least such amounts and against at least such risks as are in accordance with (a) normal industry practice for similarly situated insureds and (b) the requirements set forth in Section 8.06, and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause the Required Insurance to (x) be maintained on the Collateral Vessels (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages, as applicable.

8.04  Corporate Franchises.  The Parent will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business, except, in the case of any Subsidiary of the Parent that is not a Guarantor, which could not be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.11 or (iii) the abandonment by the Parent or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

8.05  Compliance with Statutes, etc.  The Parent will, and will cause each of its Subsidiaries and each of its Non-Recourse Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06  Compliance with Environmental Laws.  (a)  The Parent will, and will cause each of its Subsidiaries and each of its Non-Recourse Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Collateral Vessel or any other Vessel or property now or hereafter owned or operated by the Parent or any of its Subsidiaries or any of its Non-Recourse Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Collateral Vessels or Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Parent, any of Subsidiaries of the Parent or any Non-Recourse Subsidiaries of the Parent will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Collateral Vessel or Vessel or property now or hereafter owned or operated or occupied by the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses or except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent will, and will cause each of its Subsidiaries and each of its Non-Recourse Subsidiaries to, maintain insurance on the Collateral Vessels and any other Vessel in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)           At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, the Parent or the Borrower will provide, at the Parent or the Borrower’s sole cost and expense, an environmental assessment of any Primary Collateral Vessel by such Primary Collateral Vessel’s classification society (to the extent such classification society is listed on Schedule X) or another internationally recognized classification society reasonably acceptable to the Administrative Agent.  If said classification society, in its assessment, indicates that such Primary Collateral Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request for an assessment may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Parent, any of its Subsidiaries or any such Primary Collateral Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Primary Collateral Vessel.  If the Parent or the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Parent or the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents reasonable access to such Primary Collateral Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Parent or the Borrower’s expense.

8.07  ERISA.  As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a failure to satisfy minimum funding requirements, within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan; that the actuary of a Plan (other than a Multiemployer Plan) has or will certify that the Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

8.08  End of Fiscal Years; Fiscal Quarters.  The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09  Performance of Obligations.  The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents) by which it is bound, except to the extent waived by the parties thereto and except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10  Payment of Taxes.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies that become due and payable which are imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11  Further Assurances.  (a)  The Parent will, and will cause each of its Subsidiaries to, cause each Collateral and Guaranty Requirement to be satisfied at all times.

(b)           The Parent, on behalf of itself and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Parent will, and will cause each Credit Party to, execute (to the extent applicable) and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages (including any amendments required to maintain Liens granted by such Collateral Vessel Mortgages and such Secondary Collateral Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(c)           Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral, where permitted by law.  The Collateral Agent will promptly send each Credit Party a copy of any financing or continuation statements which it may file and the filing or recordation information with respect thereto.

(d)           If at any time any Subsidiary of the Parent owns a Collateral Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Collateral Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements, the Parent will cause such Subsidiary (and any Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Vessel as such Subsidiary would have been required to satisfy pursuant to Section 12.10 of this Agreement had such Subsidiary been a Credit Party on or prior to the Restatement Effective Date.

8.12  Deposit of Earnings.  Each Credit Party shall cause the earnings derived from each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral or Secondary Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party from time to time.  Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral or Secondary Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party from time to time.

8.13  Ownership of Subsidiaries.  (a)  Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the Equity Interests of GMSC, Arlington, the Borrower and each of the Subsidiary Guarantors.

(b)           The Parent shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.

(c)           The Parent will cause each Collateral Vessel to be owned at all times by a single Subsidiary Guarantor that owns no other Collateral Vessels.

8.14  Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications.  (a)  The Parent shall, and shall cause each Credit Party that owns a Collateral Vessel to, cause each Collateral Vessel to be registered under the laws and flag of (t) the Bahamas, (u) the Republic of Malta, (v) the Republic of Liberia, (w) the Republic of the Marshall Islands, (x) Bermuda, (y) the United Kingdom or (z) such other jurisdiction as is acceptable to the Required Lenders (each jurisdiction in clauses (t) through and including (z), an “Acceptable Flag Jurisdiction”).  Notwithstanding the foregoing, any Credit Party may transfer a Collateral Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

(b)           The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Collateral Vessel to, be qualified to own and operate such Collateral Vessel under the laws of the Bahamas, the Republic of Malta, the Republic of Liberia, the Republic of the Marshall Islands, Bermuda, the United Kingdom, or such other jurisdiction in which such Collateral Vessel is permitted to be flagged in accordance with the terms of the related Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable.

(c)           The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Collateral Vessel to, cause each Collateral Vessel to be classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X or another internationally recognized classification society acceptable to the Administrative Agent, free of any material conditions or recommendations.

8.15   Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

SECTION 9.  Negative Covenants.  Each of the Parent, the Borrower, GMSC and Arlington hereby covenants and agrees that on and after the Restatement Effective Date, and until the Loans and Notes, together with interest and all other Obligations incurred hereunder and thereunder, are paid in full:

9.01  Liens.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to (I) prior to the Trigger Date and at any time that the Parent and its Subsidiaries have a Loan to Value Ratio of greater than 0.60 to 1.00, any property or assets (real or personal, tangible or intangible) of the Parent or any of its Subsidiaries and (II) on and after the Trigger Date and at any time that the Parent and its Subsidiaries have a Loan to Value Ratio of no greater than 0.60 to 1.00, any Collateral (the property and assets described in clause (I) or (II), as applicable, the “Applicable Property”), whether now owned or hereafter acquired, or sell any such Applicable Property subject to an understanding or agreement, contingent or otherwise, to repurchase such Applicable Property (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)             inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)            Liens in respect of the Applicable Property imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Applicable Property do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Applicable Property subject to any such Lien;

(iii)           Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, on Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Restatement Effective Date, less any repayments of principal thereof;

(iv)           Permitted Encumbrances;

(v)            Liens created pursuant to the Security Documents;

(vi)           Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

(vii)          Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000;

(viii)         Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Collateral Vessel Mortgages;

(ix)            Liens on the Applicable Property securing the obligations under the Other Credit Agreement (and any interest rate protection agreement or other hedging agreement entered into in connection therewith), provided that such Liens are subject to the provisions of the Intercreditor Agreements;

(x)            Liens placed upon equipment or machinery acquired after the Restatement Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any asset of the Parent or any other asset of the Borrower or such Subsidiary;

(xi)           easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries;

(xii)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(xiii)         statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xiv)         Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xv)          Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(xvi)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements.

(xvii)        to the extent required by the Other Credit Agreement or permitted by Section 9.04(v), Liens in respect of the cash collateralization of the Existing Letters of Credit (as defined in the Other Credit Agreement);

(xviii)       Liens securing obligations in respect of Indebtedness permitted pursuant to Section 9.04(v) (including any Liens on cash required to cash collateralize letters of credit permitted pursuant to Section 9.04(v) in an aggregate amount not to exceed $5,000,000 at any time); provided that at no time will any Indebtedness incurred by the Parent or any of its Subsidiaries from Oaktree Capital Management L.P. or any of its Affiliates be permitted to be secured pursuant to this clause (xviii); and

(xix)          Liens permitted at the time they were created.

In connection with the granting of Liens described above in this Section 9.01 by the Parent or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

9.02  Consolidation, Merger, Sale of Assets, etc.  The Parent will not, and will not permit any of its Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets (other than Margin Stock) or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:

(i)             the Parent and each of its Subsidiaries may sell, lease or otherwise dispose of any Primary Collateral Vessels, provided that (I)(x)(A) such sale is made at Fair Market Value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(d) or delivered at the time of such sale to the Administrative Agent by the Parent), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents (unless the Primary Collateral Vessel is being sold to the Parent or a Subsidiary of the Parent, in which case the sale shall consist of cash only) received by the Borrower, or to the respective Subsidiary Guarantor which owned such Primary Collateral Vessel, on the date of consummation of such sale and (C) the Net Cash Proceeds of such sale, lease or other disposition shall be applied as required by Section 4.02 to repay the Loans or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Parent and its Subsidiaries pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, such Primary Collateral Vessel is exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided, further, that in the case of both clauses (x) and (y) above, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Collateral Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(d)) with each of the Financial Covenants for the most recently ended Test Period for which financial statements under Section 8.01(a) or (b) are due; provided that, with respect to any Test Period ending on December 31, the Parent shall deliver unaudited financial statements as at the end of such Test Period at the time of such sale but only if such sale occurs more than 45 days (and less than 90 days) after the end of such Test Period (or at the time of such sale, as applicable) setting forth the calculations required to make such determination in reasonable detail, and (II) at least five Business Days (or such other period as shall be agreed by the Borrower and the Administrative Agent) prior written notice of the proposed sale, lease or other disposition of a Primary Collateral Vessel shall have been given to the Collateral Agent, which notice shall set forth the expected closing date of such sale, lease or other disposition and the date of the corresponding repayment of Loans;

(ii)            subject to compliance with Section 4.02(b) the Parent and its Subsidiaries may sell, lease or otherwise dispose of any Secondary Collateral to the extent such sale, lease or disposition is permitted pursuant to the terms of the Other Credit Agreement and the Intercreditor Agreements; provided that the consent of the Required Lenders shall be required if the Required Lenders (under and as defined in the Other Credit Agreement) were required to consent and have consented to the Net Cash Proceeds of such sale, lease or disposition not being applied to repay loans under the Other Credit Agreement;

(iii)           the Parent and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(iv)           (A) the Borrower, GMSC, Arlington and any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from the Borrower, GMSC, Arlington or any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into the Borrower, GMSC, Arlington or any other Subsidiary Guarantor; provided that the Borrower, GMSC, Arlington or such Subsidiary Guarantor, as the case may be, will be a successor in interest to all rights, titles and interest of such merged Subsidiary Guarantor and, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (B) any Subsidiary of the Parent (other than the Borrower, GMSC, Arlington and any Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets from any other Subsidiary of the Parent, or any other Subsidiary of the Parent (other than the Borrower, GMSC, Arlington and any Subsidiary Guarantor) may be merged into any other Subsidiary of the Parent, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent; and

(v)           following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor which owned the Collateral Vessel that is the subject of such Collateral Disposition may dissolve, provided that (x) the Net Cash Proceeds from such Collateral Disposition shall be applied (i) in the case of a Primary Collateral Vessel, as required by Section 4.02 to repay the Loans and (ii) in the case of a Secondary Collateral Vessel, as required by the Other Credit Agreement to repay loans thereunder and hereunder to the extent required pursuant to Section 4.02, (y) all of the proceeds of such dissolution shall be paid only to a Credit Party and (z) no Default or Event of Default is continuing unremedied at the time of such dissolution.

To the extent the Required Lenders (or to the extent required pursuant to Section 12.12(a), all Lenders) waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral (unless sold to the Parent or a Subsidiary of the Parent) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.  Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by the Parent at the time of the respective sale).

9.03  Dividends.  The Parent will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Parent or any of its Subsidiaries, except that:

 (i) (A) any Wholly-Owned Subsidiary of the Parent may pay Dividends to the Parent or any Wholly-Owned Subsidiary of the Parent, (B) any Subsidiary Guarantor may pay Dividends to the Borrower or any other Subsidiary Guarantor and (C) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Parent, such Subsidiary may pay Dividends to its shareholders generally so long as the Parent and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such cash Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(ii)           so long as no Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Parent may repurchase its outstanding Equity Interests (or options to purchase such equity) theretofore held by its or any of its Subsidiaries’ employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Parent or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Parent shall not exceed $2,000,000 in any fiscal year of the Parent.

9.04  Indebtedness.  The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness other than:

(i)             Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)            Indebtedness of the Credit Parties incurred pursuant to the Other Credit Agreement in an aggregate principal amount not to exceed $508,977,536.95 at any time outstanding less any repayments thereof made after the Restatement Effective Date;

(iii)           Interest Rate Protection Agreements and Other Hedging Agreements in respect of currencies entered into in the ordinary course of business and consistent with past practices; provided that (x) in the case of Interest Rate Protection Agreements, the term thereof does not extend beyond the Maturity Date and (y) in the case of Other Hedging Agreements in respect of currencies, the term thereof does not exceed six months;

(iv)           Intercompany indebtedness permitted pursuant to Sections 9.05(iii) and 9.05(viii); and

(v)            Indebtedness evidenced by the Existing Letters of Credit (as defined in the Other Credit Agreement), as such Existing Letters of Credit may be replaced from time to time;

(vi)           so long as no Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Parent, the Borrower or any other Credit Party that does not own a Collateral Vessel at the time such Indebtedness is incurred in an aggregate principal amount not to exceed $10,000,000 (or, in the case of Indebtedness in respect of letters of credit, $5,000,000) at any one time outstanding.

9.05  Advances, Investments and Loans.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock (or other Equity Interests), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that:

(i)             the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them and Cash Equivalents;

(ii)            so long as no Event of Default exists or would result therefrom, the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to its employees, officers and directors other than officers and directors of Persons which own Equity Interests, directly or indirectly, of the Parent and constitute Affiliates of the Parent or persons employed by any such Affiliates (not including, for the avoidance of doubt, the operational managers of any Credit Party) so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Original Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(iii)           the Credit Parties may make intercompany loans and advances among one another, and Subsidiaries of the Parent (other than the Credit Parties) may make intercompany loans and advances to the Parent or any other Subsidiary of the Parent (other than any Non-Recourse Subsidiary), provided that any such loans or advances to a Credit Party pursuant to this clause shall be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit M;

(iv)           the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

(v)            the Parent may make Investments in GMSC, Arlington and the Borrower, and GMSC, Arlington and the Borrower may make equity Investments in the Subsidiary Guarantors;

(vi)           each of Parent, GMSC, Arlington and the Borrower may make Investments in its respective Subsidiaries that are not Subsidiary Guarantors to the extent funded (and only to the extent funded) with the Equity Proceeds Amount; provided that for all Investments made pursuant to this clause (vi), no Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time any such Investment is made unless such Investment is funded with the Net Cash Proceeds of an Equity Investment made no earlier than six months prior to the date on which such Investment is made.

(vii)          Investments existing on the Restatement Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof; and

(viii)         the Parent may make loans, advances and Investments in other Subsidiaries of the Parent (other than (i) the Credit Parties and (ii) Non-Recourse Subsidiaries);

(ix)           the Parent and its Subsidiaries may make Investments in amounts required to fund charter costs and actual expenses relating to operating Vessels leased or chartered as of the date hereof by General Maritime NSF Corporation, GMR Concord LLC, GMR Contest LLC and GMR Concept LLC, provided that such Investments may only be made in good faith and only to the extent necessary to fund such costs and expenses after taking into account the cash and Cash Equivalents held by such Subsidiary.

9.06  Transactions with Affiliates.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i)             Dividends may be paid to the extent provided in Section 9.03;

(ii)            loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

(iii)           as long as the Parent has an independent compensation committee, directors’  fees as determined by such independent compensation committee and, at any time the Parent does not have an independent compensation committee, the Parent may pay reasonable directors’ fees;

iv)            the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(v)            the Parent and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Parent in the ordinary course of business; and

(vi)           the transactions in existence on the Restatement Effective Date which are listed on Schedule XII shall be permitted.

9.07  Capital Expenditures.  The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time prior to the Trigger Date and at any time that the Parent and its Subsidiaries have a Loan to Value Ratio of greater than 0.60 to 1.00, other than (i) maintenance Capital Expenditures incurred in the ordinary course of business or consistent with past practice, (ii) acquisitions of new Vessels and (iii) other Capital Expenditures not in the ordinary course of business, in the case of clauses (ii) and (iii) only to the extent funded (and only to the extent funded) with the Equity Proceeds Amount.  At any time after the Trigger Date provided that the Parent and its Subsidiaries have a Loan to Value Ratio of less than or equal to 0.60 to 1.00 at such time, the Parent and its Subsidiaries may make any Capital Expenditures at such time.

9.08  Minimum Cash Balance.  The Parent will not permit the Unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries (other than amounts on deposit in the Blocked Account) to be less than (x) $10,000,000 at any time from October 1, 2012 to and including June 30, 2013, (y) $15,000,000 at any time from July 1, 2013 to and including June 30, 2014 and (z) $20,000,000 at any time thereafter.

9.09  Collateral Maintenance.  (a)  The Parent will not permit the aggregate Fair Market Value of all Primary Collateral Vessels owned by the Credit Parties which have not been sold, transferred, lost or otherwise disposed of at any time (such value, the “Aggregate Primary Collateral Vessel Value”), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 8.01(d) at any time to equal less than (I) from the Restatement Effective Date to and including December 31, 2012, 110% of the aggregate principal amount of outstanding Loans at such time, (II) from January 1, 2013 to and including December 31, 2013, 115% of the amount equal to the aggregate principal amount of outstanding Loans at such time minus the Blocked Amount, if any, (III) from January 1, 2014 to and including September 30, 2014, 120% of the amount equal to the aggregate principal amount of outstanding Loans at such time minus the Blocked Amount, if any, and (IV) thereafter, 120% of the aggregate principal amount of outstanding Loans at such time; provided that, so long as any default in respect of this Section 9.09 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default (but shall constitute a Default) so long as within 45 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such repayment of Loans in an amount sufficient to cure such default (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.09 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

(b)           In order to comply with clauses (II) and (III) of Section 9.09(a) above, the Parent may, at any time, deposit an amount equal to the amount of Unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries at such time such that, after giving effect to such deposit, the Parent would be in compliance with the provisions of Section 9.08 at such time (the “Blocked Amount”) into a non-interest bearing blocked account with Nordea, as depository bank (the “Blocked Account”), with respect to which the Parent shall have duly executed and delivered a control agreement granting a first priority security interest to the Collateral Agent (reasonably satisfactory in all respects to the Collateral Agent), provided that (I) at such time, the Parent shall have furnished to the Administrative Agent a certificate of the senior financial officer of the Parent setting forth the calculations required to establish the amount of the Unrestricted Cash and Cash Equivalents that are required by the Parent in order to establish compliance with the provisions of this Section 9.09 at the time of the deposit of the Blocked Amount into the Blocked Account and (II) notwithstanding anything set forth in Section 9.09 to the contrary, the Parent will not be permitted to deduct the Blocked Amount to establish compliance with the provisions of this Section 9.09 for more than 365 days in the aggregate during the term of this Agreement.  The Blocked Amount may be released from such Blocked Account at such time as the Parent shall have furnished to the Administrative Agent a certificate of the senior financial officer of the Parent setting forth the calculations required to establish compliance with the provisions of this Section 9.09 without the deduction of any such Unrestricted Cash and Cash Equivalents so long as no Default or Event of Default exists at such time or would result under Section 9.08 or otherwise from the withdrawal of the Blocked Amount from the Blocked Account.  The Collateral Agent may apply the Blocked Amount in accordance with the terms of the Credit Documents at any time if an Event of Default exists at such time or would result from the withdrawal of the Blocked Amount from the Blocked Account.

9.10  Interest Expense Coverage Ratio

. The Parent will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Parent set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
December 31, 2012	0.70:1.00
March 31, 2013	0.71:1.00
June 30, 2013	0.72:1.00
September 30, 2013	0.69:1.00
December 31, 2013	0.61:1.00
March 31, 2014	0.95:1.00
June 30, 2014	1.58:1.00
September 30, 2014	2.20:1.00
December 31, 2014	2.85:1.00
March 31, 2015	3.16:1.00
June 30, 2015	3.19:1.00
September 30, 2015	3.19:1.00
December 31, 2015	3.20:1.00

9.11  Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  The Parent will not, and will not permit any Subsidiary Guarantor to, amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.  Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that any Subsidiary Guarantor that has entered into the Security Documents or the Secondary Security Documents hereunder shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.

9.12  Limitation on Certain Restrictions on Subsidiaries.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Other Credit Agreement as in effect on the Restatement Effective Date, or any refinancing thereof or amendments thereto, and the other Other Credit Documents, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (v) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vi) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto, (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Original Effective Date in accordance with the provisions of this Agreement, and (viii) Non-Recourse Indebtedness.

9.13  Limitation on Issuance of Equity Interests.  (a)  The Parent will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.

(b)           The Parent will not permit GMSC, Arlington, the Borrower or any Subsidiary Guarantor described in clause (x) or (y) of the definition thereof to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and (iv) to such Person’s shareholders or in connection with any Investment permitted under this Agreement.  All capital stock of the Borrower, Arlington, GMSC or any Subsidiary Guarantor described in clause (x) or (y) of the definition thereof issued in accordance with this Section 9.13(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement, the Parent Pledge Agreement or the Secondary Pledge Agreement, as applicable, subject to the Intercreditor Agreements.

9.14  Business.  The Parent, its Subsidiaries and its Non-Recourse Subsidiaries will not engage in any business other than the businesses in which any of them is engaged in as of the Restatement Effective Date (or, in the case of any Subsidiary or any Non-Recourse Subsidiary that is formed or incorporated after the Restatement Effective Date, any business in which the Parent, any other Subsidiary or any other Non-Recourse Subsidiary is engaged as of the Restatement Effective Date) and activities directly related thereto, and similar or related maritime businesses.  It being understood that no Subsidiary Guarantor which owns a Collateral Vessel will engage directly or indirectly in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, except that, to the extent that any Subsidiary that owns a Secondary Collateral Vessel is permitted under the Other Credit Agreement to engage in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, such change in the business of such Subsidiary Guarantor shall be permitted to do so hereunder automatically.

9.15  Jurisdiction of Employment; Chartering In Contracts.  (a)  The Parent will not, and will not permit the Subsidiary Guarantors or any third party charterer of a Collateral Vessel to, employ or cause to be employed any Collateral Vessel in any country or jurisdiction in which (i) the Borrower, the Subsidiary Guarantors or such third party charterer of a Collateral Vessel is prohibited by law from doing business, (ii) the Lien created by the applicable Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage, as applicable, will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

(b)           Prior to the Trigger Date and at any time that the Parent and its Subsidiaries have a Loan to Value Ratio of greater than 0.60 to 1.00, the Parent will not, and will not permit any Subsidiary to, enter into any contract to charter in or cause to be chartered in any Vessel for a period of 12 months or greater (including any renewal or extension option) as of the execution date of such contract unless the Administrative Agent consents in its sole discretion to such contract.

9.16  Bank Accounts.  The Parent will not permit the Borrower, Arlington, GMSC or any Subsidiary Guarantor to maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Accounts, (ii) the Blocked Account (if applicable), (iii) an account maintained at Deutsche Bank as of the Restatement Effective Date in the name of General Maritime Subsidiary Corporation, (iv) an account maintained at DNB Bank ASA as of the Restatement Effective Date in the name of General Maritime Subsidiary Corporation, (v) zero balance accounts in the name of the Credit Parties, and (vi) any payroll account or accounts opened and maintained by a Credit Party at any time if the aggregate amount of cash deposited by the Credit Parties in such payroll account(s) does not exceed, together with the amount deposited in the account referenced in clauses (iii) through and including (v), $5,000,000 at such time.

9.17  Indebtedness of Non-Recourse Subsidiaries.  Non-Recourse Subsidiaries will not contract, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness incurred to finance the acquisition of new Vessels or to finance any of the activities such Non-Recourse Subsidiaries are permitted to engage in pursuant to Section 9.14, provided that (I) if any such Vessel is being so acquired prior the Trigger Date, then (i) the aggregate principal amount of such Indebtedness shall not exceed 60% of the lesser of (x) the fair market value of such Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in at least one appraisal and (y) the acquisition price of such Vessel, (ii) no amortization of such Indebtedness shall be permitted prior to June 30, 2014 and (iii) the Weighted Average Life to Maturity of such Indebtedness shall be at least one year longer than the Weighted Average Life to Maturity of the Loans at the time such Indebtedness is incurred, and (II) if any such Vessel is being so acquired on or after the Trigger Date, then the aggregate principal amount of such Indebtedness shall not exceed 70% of the lesser of (x) the fair market value of such Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in at least one appraisal and (y) the acquisition price of such Vessel.

SECTION 10.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01  Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any other amounts owing hereunder or thereunder; or

10.02  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03  Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.11(a), 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

10.04  Default Under Other Agreements.  (i)  The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

10.05  Bankruptcy, etc. The Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”);  or an involuntary case is commenced against the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries or the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries or there is commenced against the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent, any of its Subsidiaries or any of its Non-Recourse Subsidiaries for the purpose of effecting any of the foregoing, provided that, in the case of any Non-Recourse Subsidiary, it shall not be a Default or Event of Default under this Section 10.05 unless the aggregate principal amount of all Indebtedness incurred by such Non-Recourse Subsidiary pursuant to Section 9.17 exceeds $15,000,000; or

10.06  ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, its actuary has certified that a determination has been made that a Plan (other than a Multiemployer Plan) is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07  Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage) shall occur in respect of any Collateral Vessel Mortgage or Secondary Collateral Vessel Mortgage; or

10.08  Guaranties.  After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Guarantor is no longer a Subsidiary of the Parent by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or

10.09  Judgments.  One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or

10.10  Change of Control.  At any time after the Restatement Effective Date, a Change of Control shall occur; or

10.11  Default Under Non-Recourse Subsidiary Agreements.  (i)  Any Non-Recourse Subsidiary shall default in any payment at maturity of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any Non-Recourse Subsidiary shall default in the observance or performance of any agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness of any Non-Recourse Subsidiary shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.11 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $15,000,000;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 11.  Agency and Security Trustee Provisions

11.01  Appointment.  (a) The Lenders hereby designate Nordea as Administrative Agent (for purposes of this Section 11, the term “Administrative Agent” shall include Nordea (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Collateral Vessel Mortgages or Secondary Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Furthermore, each Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements on their behalf, and agrees to be bound by the provisions set forth therein.  The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b)           The Lenders hereby irrevocably appoint Nordea as security trustee solely or the purpose of holding legal title to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages on each of the flag Vessels of an Acceptable Flag Jurisdiction on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgages and the Secondary Collateral Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea hereby accepts such appointment as security trustee.

11.02  Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

11.03  Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04  Certain Rights of the Agents.  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05  Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06  Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

11.07  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company that is, unless an Event of Default has occurred and is continuing at such time, reasonably acceptable to the Borrower.

(c)            If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing at such time), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent (which successor Administrative Agent shall be a Lender hereunder if any such Lender agrees to serve as Administrative Agent at such time) who shall serve as Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)            If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

11.10  The Joint Lead Arrangers.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.11  Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents or (v) as otherwise provided in Section 12.21 hereof.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.11.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.12  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12.  Miscellaneous.

12.01  Payment of Expenses, etc.  The Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Watson, Farley & Williams, other counsel to the Administrative Agent and the Joint Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Collateral Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Collateral Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Collateral Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Collateral Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

12.02  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of such Credit Party, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telecopier or e-mail communication) and mailed, telexed, telecopied or delivered:  if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex, telecopier or e-mail, be effective when sent by telex, telecopier or e-mail except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

12.04  Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans hereunder except as provided in Section 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Loans to its (i) (A) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in bank loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof) all, or if less than all, a portion equal to at least $20,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Lender’s outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loans (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 12.01 and 12.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Loans and related outstanding Obligations pursuant to Section 2.12 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledge for such Lender as a party hereto.

(d)           Oaktree Capital Management, L.P. and any Affiliate thereof (each an “Affiliated Lender”) may purchase Loans hereunder, whether by assignment or participation, subject to the following requirements:

(i)             no Loans may be assigned, or participations sold, to an Affiliated Lender if, after giving effect to such assignment, the Affiliated Lenders in the aggregate would own (as a Lender or through a participation) in excess of 30% of all Loans then outstanding under this Agreement;

(ii)            notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 12.12, for purposes of determining whether the Required Lenders or all of the Lenders hereunder have or any affected Lender hereunder has (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure therefrom by the Credit Parties, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents to undertake any action (or refrain from taking any action) with respect to or under any such Credit Document, the Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, all of the Lenders have or any affected Lender has taken any action or voted on any matter (other than any vote that has a disproportionate effect on the Loans held by an Affiliated Lender relative to the Loans held by Lenders that are Affiliated Lenders);

(iii)           the Affiliated Lenders shall be prohibited from being appointed as, or succeeding to the rights and duties of, the Administrative Agent or the Collateral Agent under this Agreement and the other Credit Documents until such time (if any) as when all Obligations (other than those held by any Affiliated Lender and other than contingent obligations not then due and owing) have been paid in full in cash;

(iv)           by acquiring a Loan, each Affiliated Lender, in its capacity as a Lender, shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any other Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (to the extent not provided to the Credit Parties), attend any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender(to the extent that the Credit Parties are excluded from attending), (II) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender hereunder against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, except any claims that the Administrative Agent or such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders, and (III) agreed, without limiting its rights as a Lender described in clause (ii) above, that it will have no right whatsoever to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document other than each Lender’s and Administrative Agent’s duties and obligations hereunder; and

(v)            the applicable Affiliated Lender identifies itself as an Affiliated Lender prior to the assignment of Loans to it pursuant to the respective Assignment and Assumption Agreement;

Additionally, the Credit Parties and each Affiliated Lender hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Credit Parties.

12.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

12.06  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)            Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all determinations of compliance with this Agreement or any other Credit Document shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2010 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to GAAP shall mean generally accepted accounting principles as in effect in the United States.

(b)           All computations of interest for Loans and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

12.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL VESSEL MORTGAGES AND THE SECONDARY COLLATERAL VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY, IN THE CASE OF ANY SECURED CREDITOR, AND SHALL, IN THE CASE OF ANY CREDIT PARTY, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARENT, THE BORROWER, GMSC AND ARLINGTON HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARENT, THE BORROWER, GMSC AND ARLINGTON FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARENT, THE BORROWER, GMSC AND/OR ARLINGTON, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF  THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 12.08 OR OTHERWISE PERMITTED BY LAW.

(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10  Restatement Effective Date.  This Agreement shall become effective on the date (the “Restatement Effective Date”) on which the following conditions shall have been satisfied on or prior to such date (which date shall be substantially concurrent with the “Effective Date,” as defined in the Plan of Reorganization):

(i)             the Parent, GMSC, Arlington, the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and the Subsidiary Guarantors described in clause (x) of the definition thereof shall have signed an acknowledgment hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it;

(ii)            the Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, the reasonable and documented legal fees and expenses of White & Case LLP and maritime counsel and other counsel to the Administrative Agent reasonably acceptable to the Borrower) and other compensation contemplated in connection with this Agreement and the Final DIP/Cash Collateral Order payable to the Administrative Agent and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due and invoiced at least two Business Days prior to the Restatement Effective Date;

(iii)           the Borrower shall have paid to the Lenders any interest that has accrued but has not been paid on the Revolving Loans or the Term Loans pursuant to the Final DIP/Cash Collateral Order;

(iv)           the Plan of Reorganization shall have been confirmed by the Bankruptcy Court and the conditions to effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance with the terms thereof;

(v)            the Administrative Agent shall have received a copy of the duly authorized and executed Other Credit Agreement, which Other Credit Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect in accordance with its terms;

(vi)           (a) the Equity Investment shall have been received by the Parent and certain of its Subsidiaries, (b) the Equity Conversion shall have occurred and (c) the Loans under this Agreement shall have been partially repaid in the amount of $39,649,220 with the proceeds of the Equity Investment;

(vii)          all Indebtedness of the Borrower, GMSC, the Parent and its other  Subsidiaries under the DIP Credit Agreement, shall have been repaid in full with proceeds of the Equity Investment, together with all fees and other amounts owing thereon, all commitments thereunder shall have been terminated, and all security documentation relating thereto shall have been terminated and released or reassigned, and the Administrative Agent shall have received all such releases and reassignments as may have been requested by the Administrative Agent, which releases and reassignments shall be in form and substance reasonably satisfactory to the Administrative Agent;

(viii)         the Collateral and Guaranty Requirements with respect to each Collateral Vessel shall have been satisfied (including any amendments to the Security Documents set forth in the definition of Collateral and Guaranty Requirements as are necessary or desirable in the sole discretion of the Administrative Agent);

(ix)           the Administrative Agent shall have received a copy of the duly authorized and executed Primary Intercreditor Agreement, which Primary Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect in accordance with its terms;

(x)            the Administrative Agent shall have received a copy of the duly authorized and executed Secondary Intercreditor Agreement, which Secondary Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect in accordance with its terms;

(xi)           (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to the Transaction (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(xii)          all Loans converted or continued pursuant to this Agreement shall be in full compliance with all applicable requirements (including without limitation the collateral valuation requirements) of law, including, without limitation, the Margin Regulations and the collateral valuation requirements thereunder, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations;

(xiii)         after giving effect to the Transaction, there shall be no conflict with, or default under, any material agreement or contractual or other restrictions which is binding for the Borrower or any of its Subsidiaries;

(xiv)         the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Parent, in the form of Exhibit J, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Parent and its Subsidiaries, taken as a whole, and the Borrower and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature;

(xv)          the Administrative Agent shall have received copies of (i) the financial statements referred to in Sections 7.05(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) Cash Flow Projections for the 13-week period beginning on the Restatement Effective Date in form and substance reasonably satisfactory to the Lenders;

(xvi)         on the Restatement Effective Date, nothing shall have occurred since February 28, 2012 (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known to the Administrative Agent or the Required Lenders) which the Administrative Agent or the Required Lenders shall determine is reasonably likely to have a Material Adverse Effect (other than events publicly disclosed prior to the commencement of the Chapter 11 Proceedings, the commencement and continuation of the Chapter 11 Proceeding and the consequences that would reasonably be expected to result therefrom);

(xvii)        other than the Chapter 11 Proceedings, there shall be no actions, suits or proceedings pending or threatened (i) against the Credit Parties that challenges, enjoins or prevents this Agreement or any other Credit Document or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect (other than events publicly disclosed prior to the commencement of the Chapter 11 Proceedings, the commencement and continuation of the Chapter 11 Proceeding and the consequences that would reasonably be expected to result therefrom);

(xviii)       the Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, in each case as reasonably requested by any Lender or the Administrative Agent at least three Business Days prior to the Restatement Effective Date in connection with its internal compliance regulations thereunder or other information reasonably requested by the Lender or the Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby;

(xix)         all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein; and

(xx)           there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date.

12.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and, in the case of the following clause (vi), to the extent that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Repayment, or reduce the rate or extend the time of payment of fees or interest on any Loan or Note (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Lenders or otherwise amend or modify the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Restatement Effective Date), (v) consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor of any of its respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from the Subsidiaries Guaranty to the extent same owns a Collateral Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (u) without the consent of each Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, or (v) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)           If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed  change, waiver, discharge or termination or (B) repay outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(iv), provided that, unless the Loans being repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c)            In addition, notwithstanding anything set forth herein to the contrary, this Agreement may be amended or amended and restated with the written consent of the Credit Parties, the Administrative Agent and the Lenders providing the relevant Replacement Loans or to permit the refinancing of all outstanding Loans (the “Refinanced Loans”), with a replacement Loan tranche denominated in Dollars (the “Replacement Loans”), respectively, hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of, plus an amount equal to accrued interest, fees and expenses with respect to, such Refinanced Loans, (ii) the Effective Yield with respect to such Replacement Loans shall not be higher than the Effective Yield with respect to such Refinanced Loans, (iii) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) such Replacement Loans shall not receive in excess of such Replacement Loans’ pro rata share of any such payment (such pro rata share to be calculated at any time on the basis of the principal amount of such Replacement Loans over the total aggregate principal amount of Loans and Replacement Loans at such time), (v) the credit parties to such Replacement Loans secured by the Collateral will become party to the Intercreditor Agreements in accordance with the terms thereof, and (vi) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans (including, without limitation, the guarantors, obligors and security applicable thereto), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

12.13  Survival.  All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 12.01 and 12.06 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

12.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15  Confidentiality.  (a)  Subject to the provisions of clauses (b) and (c) of this Section 12.15, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender) any  information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 12.15(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, (g) any credit insurance provider related to the Borrower and its Obligations and (h) any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the Obligations, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 12.15.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender.

12.16  Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 12.16, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount (and stated interest) of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans and the obligations thereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.17  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

12.18  Language.  All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

12.19  Waiver of Immunity.  The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or elsewhere.

12.20  USA PATRIOT Act Notice.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

12.21  Release of Secondary Collateral and Subsidiary Guarantors

.  At any time that (i) the Other Agent agrees to release a Secondary Collateral Vessel (and the various guarantees and security documents related thereto) in accordance with the terms of the Other Credit Documents in accordance with the terms of the Secondary Intercreditor Agreement, other than in contemplation of the repayment of the Indebtedness thereunder in full, and (ii) no Default or Event of Default exists or would result from the release of such Secondary Collateral Vessel (including, without limitation, under Section 9.09), the Collateral Agent shall, at the request of the Borrower, (x) release and discharge the Security Documents related to such Secondary Collateral Vessel, (y) release the Credit Party which owns such Secondary Collateral Vessel from the Subsidiaries Guaranty and (z) release the Secondary Pledge Agreement Collateral of the Subsidiary Guarantor which owned such Secondary Collateral Vessel, provided that, in each case, the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such release and discharge.

SECTION 13.  Holdings Guaranty.

13.01  Guaranty.  In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by the Parent, Arlington and GMSC from the continuation and conversion of the Loans and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, each of the Parent, Arlington and GMSC hereby agrees with the Guaranteed Creditors as follows:  Each of the Parent, Arlington and GMSC hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, each of the Parent, Arlington and GMSC, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Obligations.  If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event, each of the Parent, Arlington and GMSC agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent, Arlington or GMSC, as the case may be, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and the Parent, Arlington or GMSC, as the case may be, shall both be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02  Bankruptcy.  Additionally, each of the Parent, Arlington and GMSC unconditionally and irrevocably guarantees the payment of any and all of the Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and irrevocably, unconditionally and jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03  Nature of Liability.  The liability of each of the Parent, Arlington and GMSC hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Obligations, whether executed by the Parent, Arlington, GMSC, any other guarantor or by any other party, and the liability of each of the Parent, Arlington and GMSC hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Obligations which any such Guaranteed Creditor repays to the Borrower or any other Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 13.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Obligations or of any security therefor.

13.04  Independent Obligation.  The obligations of each of the Parent, Arlington and GMSC hereunder are several and are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent, Arlington or GMSC whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions.  Each of the Parent, Arlington and GMSC waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each of the Parent, Arlington and GMSC.

13.05  Authorization.  Each of the Parent, Arlington and GMSC authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e)           settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent, Arlington or GMSC from its liabilities under this Holdings Guaranty.

13.06  Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of each of the Parent, Arlington or GMSC or any of their respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07  Subordination.  Any indebtedness of the Borrower now or hereafter owing to each of the Parent, Arlington and GMSC, as the case may be, is hereby subordinated to the Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to each of the Parent, Arlington and GMSC shall be collected, enforced and received by the Parent, Arlington or GMSC, as the case may be, for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent, Arlington or GMSC under the other provisions of this Holdings Guaranty.  Prior to the transfer by the Parent, Arlington or GMSC of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent, Arlington or GMSC, as the case may be, the Parent, Arlington or GMSC, as the case may be, shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each of the Parent, Arlington and GMSC hereby agrees with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.  If and to the extent required in order for the Obligations of each of the Parent, Arlington and GMSC to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of the Parent, Arlington and GMSC, as the case may be, hereunder shall be limited to the greatest amount which can lawfully be guaranteed by the Parent, Arlington and GMSC, as the case may be, under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.07.

13.08  Waiver.  (a)  Each of the Parent, Arlington and GMSC waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Each of the Parent, Arlington and GMSC hereby irrevocably waives any defenses it may now or hereafter have in any way relating to any and all of the following: (a) based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Obligations; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Credit Document; (c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from the Holdings Guaranty or any other guaranty, for all or any of the Obligations; (d) any law or regulation of any foreign jurisdiction or any other event affecting any term of a Obligation; and (e) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Credit Party or any other guarantor or surety other than payment in full in cash of the Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of either the Parent, Arlington or GMSC hereunder except to the extent the Obligations have been paid in cash.  Each of the Parent, Arlington and GMSC waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent, Arlington or GMSC against the Borrower or any other party or any security.

(b)           Each of the Parent, Arlington and GMSC waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Obligations.  Each of the Parent, Arlington and GMSC assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which each of the Parent, Arlington and GMSC assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise either the Parent, Arlington or GMSC of information known to them regarding such circumstances or risks.

13.09  Judgment Shortfall. (a) The obligations of the Parent, Arlington and GMSC under the Holdings Guaranty to make payments in the respective currency or currencies in which the respective Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective other Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Holdings Guaranty or the other Credit Documents or any Interest Rate Protection Agreements or any Other Hedging Agreements, as applicable.  If for the purpose of obtaining or enforcing judgment against the Parent, Arlington or GMSC in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Parent, Arlington and GMSC jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION,
as Parent

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President & Chief Financial Officer
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrower

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

GENERAL MARITIME SUBSIDIARY CORPORATION,
as a Guarantor

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

ARLINGTON TANKERS LTD.,
as a Guarantor

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Director
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5600
Facsimile: (212) 763-5608

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10022
Attention: Kenneth Chin, Esq.
Telephone: (212) 715-9100
Facsimile: (212) 715-8000

and

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Samantha Good
Telephone: (415) 439-1914
Facsimile: (415) 439-1500

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
Individually, as Administrative Agent and as Joint Lead Arranger

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

By:	/s/ Christian David Christensen
Name: Christian David Christensen
Title: Assistant Vice President
Shipping, Offshore & Oil Services

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

DNB Bank ASA
By:	/s/ Sanjiv Nayar
Name: Sanjiv Nayar
Title: Senior Vice President

By:	/s/ Kjell Tore Egge
Name: Kjell Tore Egge
Title: Senior Vice President

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Skandinaviska Enskilda Banken AB (publ)
By:	/s/ Arne Juell Skielse
Name: Arne Juell-Skilese
Title:

By:	/s/ Magnus Arve
Name: Magnus Arve

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

NIBC Bank N.V.
By:	/s/ Robbert Jan Souge
Name: Robbert Jan Souge
Title: Director

By:	/s/ Maurice Wijmans
Name: Maurice Wijmans
Title: Director

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG
By:	/s/ Carsten Gutknecht-Stohr
Name: Carsten Gutknecht-Stohr
Title: Managing Director

By:	/s/ Natalja Formuzala
Name: Natalja Formuzala
Title: Vice President

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SIGNATURE PAGE TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, ARLINGTON TANKERS LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION:

Citibank, N.A.
By:	/s/ Peter T. Baumann
Name: Peter T. Baumann
Title: Managing Director

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

By executing and delivering a copy hereof, each Subsidiary Guarantor listed below hereby acknowledges and agrees that all Obligations of each such Subsidiary Guarantor shall be fully guaranteed pursuant to the Subsidiaries Guaranty and shall be fully secured pursuant to the Security Documents, in each case in accordance with the respective terms and provisions thereof.  Each of the undersigned, each being a Subsidiary Guarantor under, and as defined in, the Original Credit Agreement referenced in the foregoing Credit Agreement, hereby consents to the entering into of the Credit Agreement by the Borrower and agrees to the provisions thereof.

Acknowledged and Agreed by the following Subsidiary Guarantors:

GMR POSEIDON LLC
GMR ULYSSES LLC
GMR HERCULES LLC
GMR ATLAS LLC
GMR ZEUS LLC
GMR MANIATE LLC
GMR SPARTIATE LLC
GMR ARGUS LLC
GMR DAPHNE LLC
GMR DEFIANCE LLC
GMR ELEKTRA LLC
GMR GEORGE T LLC
GMR HOPE LLC
GMR HORN LLC
GMR ORION LLC
GMR PHOENIX LLC
GMR ST. NIKOLAS LLC
GMR SPYRIDON LLC

By:	/s/ Brian Kerr
Name: Brian Kerr
Title: Manager

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

VISION LTD.
VICTORY LTD.
COMPANION LTD.
COMPATRIOT LTD.
CONSUL LTD.

By:	/s/ Dean Scaglione
Name: Dean Scaglione
Title: Director

GMR AGAMEMNON LLC
GMR AJAX LLC
GMR DEFIANCE LLC
GMR HARRIET G LLC
GMR KARA G LLC
GMR MINOTAUR LLC
GMR STRENGTH LLC

By:	/s/ Dean Scaglione
Name: Dean Scaglione
Title: Manager

General Maritime Subsidiary II Corporation Second Amended & Restated Credit Agreement

SCHEDULE I

LOANS

INSTITUTIONS	LOANS

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	$72,130,788.07

DNB BANK ASA	$72,130,788.07

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	$36,801,422.50

NIBC BANK N.V.	$36,801,422.50

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG	$33,857,308.69

CITIBANK, N.A.	$22,080,853.49

Total:	$273,802,583.31

SCHEDULE II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	437 Madison Avenue, 21st Floor New York, NY 10022 Attn: Shipping Offshore and Oil Services Telephone: 212-318-9636 Facsimile: 212-421-4420 E-mail: john.boesen@nordea.com

DNB BANK ASA	200 Park Avenue, 31st Floor New York, NY 10166 Attn: Sanjiv Nayar/Hugues Calmet Telephone: 212-681-3862/3876 Facsimile: 212-681-3900 E-mail: sanjiv.nayar@dnb.no hugues.calmet@dnb.no

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	Kungsträdgårdsgatan 8 S-106 40 Stockholm, Sweden Attn: Arne Juell-Skielse Telephone: (46) 87 63 8638 E-mail: arne.juell-skielse@seb.se

NIBC BANK N.V.	Carnegieplein 4 2517 KJ The Hague Netherlands Attn: Jan-Willem Schellingerhout Telephone: (31) 70 342 54 06 Facsimile: (31) 70 342 55 77 E-mail: jan-willem.schellingerhout@nibc.com

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG	Wasserwerkstrasse 12 8006 Zurich Switzerland Attn: Mirko Ruelker Telephone: (41) 44 3656 123 Facsimile: (41) 44 3656 299 E-mail: Mirko.Ruelker@itf-suisse.com

CITIBANK, N.A.	388 Greenwich Street, 23rd Floor New York, NY 10013 Attn: Peter Baumann Telephone: 212-559-5200 E-mail: peter.t.baumann@citi.com

SCHEDULE III

COLLATERAL VESSELS

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

	Primary Collateral Vessels
1	Genmar Poseidon	VLCC	305,795	2002	Republic of the Marshall Islands	2187
2	Genmar Ulysses	VLCC	318,695	2003	Republic of the Marshall Islands	2092
3	Genmar Hercules	VLCC	306,543	2007	Republic of the Marshall Islands	2001
4	Genmar Atlas	VLCC	306,005	2007	Republic of the Marshall Islands	2004
5	Genmar Zeus	VLCC	318,325	2010	Republic of the Marshall Islands	2295
6	Genmar Maniate	Suezmax	165,000	2010	Republic of the Marshall Islands	2247
7	Genmar Spartiate	Suezmax	165,000	2011	Republic of the Marshall Islands	2262

	Secondary Collateral Vessels
8	Genmar Agamemnon	Aframax	96,214	1995	Republic of Liberia	10257
9	Genmar Ajax	Aframax	96,183	1996	Republic of Liberia	10259
10	Genmar Daphne	Aframax	106,560	2002	Republic of the Marshall Islands	2501
11	Genmar Defiance	Aframax	105,538	2002	Republic of Liberia	11678
12	Genmar Elektra	Aframax	106,548	2002	Republic of the Marshall Islands	2945
13	Genmar Strength	Aframax	105,674	2003	Republic of Liberia	11846
14	Genmar Minotaur	Aframax	96,226	1995	Republic of Liberia	10948
15	Genmar Consul	Handymax	47,400	2004	Islands of Bermuda	733745
16	Genmar Companion	Panamax	72,750	2004	Islands of Bermuda	733743
17	Genmar Compatriot	Panamax	72,750	2004	Islands of Bermuda	733750
18	Genmar Argus	Suezmax	164,097	2000	Republic of the Marshall Islands	1826
19	Genmar George T	Suezmax	149,847	2007	Republic of the Marshall Islands	2935

SCHEDULE III

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

20	Genmar Harriet G	Suezmax	150,205	2006	Republic of Liberia	12884
21	Genmar Hope	Suezmax	153,919	1999	Republic of the Marshall Islands	1343
22	Genmar Horn	Suezmax	159,475	1999	Republic of the Marshall Islands	1225
23	Genmar Kara G	Suezmax	150,296	2007	Republic of Liberia	13098
24	Genmar Orion	Suezmax	159,992	2002	Republic of the Marshall Islands	1641
25	Genmar Phoenix	Suezmax	149,999	1999	Republic of the Marshall Islands	1882
26	Genmar Spyridon	Suezmax	153,972	2000	Republic of the Marshall Islands	1404
27	Genmar St. Nikolas	Suezmax	149,876	2008	Republic of the Marshall Islands	3046
28	Genmar Victory	VLCC	314,000	2001	Islands of Bermuda	733717
29	Genmar Vision	VLCC	314,000	2001	Islands of Bermuda	733716

SCHEDULE IV

EXISTING LIENS

None.

SCHEDULE V
EXISTING INDEBTEDNESS

None.

SCHEDULE VI

REQUIRED INSURANCE

Insurance to be maintained on each Collateral Vessel:

 (a)  The Parent shall, and shall cause its Subsidiaries to, at the Parent’s expense, keep each Collateral Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably acceptable to the Collateral Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may specify from time to time:

(i)            Marine and war risk, including terrorism, confiscation, piracy, London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance, together in an amount in U.S. dollars at all times equal to, except as otherwise approved or required in writing by the Collateral Agent, the greater of (x) the then Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss) is equal to 120% of the aggregate principal amount of outstanding Loans at such time.  The insured values for hull and machinery required under this clause (i) for each Collateral Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such hull and machinery insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent and have not suffered an Event of Loss), is equal to the aggregate principal amount of outstanding Loans at such time, and the remaining machinery and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)           Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of the Collateral Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent;  provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)           the maximum amount available, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

SCHEDULE VI

(z)           the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Collateral Vessel may be trading from time to time.

(iii)           While the Collateral Vessel is idle or laid up, at the option of the Parent and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Collateral Vessel against the usual risks encountered by like vessels under similar circumstances.

(b)           The Collateral Agent shall, at the Parent’s expense, keep each Collateral Vessel insured with mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) on such conditions as the Collateral Agent may reasonably require and mortgagee’s interest insurance for pollution risks as from time to time agreed, in each case satisfactory to the Collateral Agent and in an amount in U.S. dollars which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage or a Secondary Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is not less than 120% of the aggregate principal amount of outstanding Loans at such time; all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Parent shall on demand pay all costs of such cover; premium costs shall be reimbursed by the Parent to the Collateral Agent.

(c)           The marine and commercial war-risk insurance required in this Schedule VI for each Collateral Vessel shall have deductibles no higher than the following:  (i) Hull and Machinery - U.S. $500,000 (or such other amount as may be agreed to by the Required Lenders) for all hull and machinery claims and each accident or occurrence and (ii) Protection and Indemnity – U.S. $100,000 for collision liabilities, U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $20,000 passenger claims and U.S. $20,000 all other claims, in each case each accident or occurrence.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  Each policy of marine and war risk hull and machinery insurance with respect to each Collateral Vessel shall provide that the Collateral Agent shall be a named insured in its capacity as Mortgagee and as a loss payee.  Each entry in a marine and war risk protection indemnity club with respect to each Collateral Vessel shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Parent, any of the Parent’s Subsidiaries or any other person.

SCHEDULE VI

(d)           The Collateral Agent shall from time to time, and in any event at least annually, obtain a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Collateral Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule VI.  At the Parent’s expense the Parent will cause its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule VI, to agree to advise the Collateral Agent by telecopier or electronic mail confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Parent or any of its Subsidiaries of which the Parent has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on any Collateral Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a Collateral Vessel on an individual basis and not on a fleet basis.  In addition, the Parent shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule VI as of the date hereof or in connection with any renewal thereof, and the Parent shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report,  provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

The underwriters or brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that:

(i)             they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances or Secondary Assignment of Insurances for each Collateral Vessel, as applicable;

(ii)            they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances or Secondary Assignment of Insurances for each Collateral Vessel, as applicable; and

(iii)           they will not set off against any sum recoverable in respect of a claim against any Collateral Vessel under the said underwriters or brokers or any other Person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

SCHEDULE VI

All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Schedule VI for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.  The Parent shall, and shall cause its Subsidiaries to, assign to the Collateral Agent its full rights under any policies of insurance in respect of each Collateral Vessel.  The Parent agrees that it shall, and shall cause each of its Subsidiaries to, deliver, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Parent, receipts showing payment of premiums for Required Insurance and also of demands from the Collateral Vessel’s P & I underwriters to the Collateral Agent at least two (2) days before the risk in question commences.

(e)           Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Parent or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default hereunder, (i) amounts payable under any insurance on each Collateral Vessel with respect to protection and indemnity risks may be paid directly to (x) the Parent to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged, and (ii) amounts payable under any insurance with respect to each Collateral Vessel involving any damage to each Collateral Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Parent shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Parent as reimbursement therefor; provided, however, that if such amounts (including any deductible) are in excess of U.S. $2,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent.

(f)           All amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessels shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)            any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Parent or others shall be paid by the Collateral Agent to, or as directed by, the Parent;

(ii)           all amounts paid to the Collateral Agent in respect of an Event of Loss of the Collateral Vessel shall be applied by the Collateral Agent to the payment of the Indebtedness hereby secured pursuant to Section 4.02(b) of the Credit Agreement and subject to the Intercreditor Agreements;

(iii)           all other amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Obligations or to making of needed repairs or other work on the Collateral Vessel, or to the payment of other claims incurred by the Parent or any of its Subsidiaries relating to the Collateral Vessel, or may be paid to the Parent or whosoever may be entitled thereto.

SCHEDULE VI

(g)           In the event that any claim or lien is asserted against any Collateral Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Parent to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release the Collateral Vessels from arrest on account of such claim or lien, the Collateral Agent, on request of the Parent, may, in the sole discretion of the Collateral Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(h)           The Parent shall deliver to the Collateral Agent certified copies and, whenever so requested by the Collateral Agent, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 8.03 of the Credit Agreement and this Schedule VI for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(i)            The Parent will not, and will not permit any of its Subsidiaries to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Collateral Vessels to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured the Collateral Vessels by additional coverage to extend to such voyages, risks, passengers or cargoes.

(j)             In case any underwriter proposes to pay less on any claim than the amount thereof, the Parent shall forthwith inform the Collateral Agent, and if a Default, an Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(k)           The Parent will, and will cause each of its Subsidiaries to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Parent, its Subsidiaries or the Collateral Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Vessels are from time to time engaged and the cargo carried by it.

SCHEDULE VII

ERISA

General Maritime Corporation 401(k) Profit Sharing Plan and Trust

SCHEDULE VIII

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
General Maritime Subsidiary Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) LDA	General Maritime Management (Portugal) LLC	100%	Republic of Portugal
General Maritime Crewing Pte. Ltd.	General Maritime Management (Portugal) LLC	100%	Singapore
General Maritime Crewing Private Limited (India Division Office)	General Maritime Crewing Pte. Ltd.	100%	India
General Maritime Crewing Limited	General Maritime Crewing Pte. Ltd.	100%	Russia
GMR Chartering LLC	General Maritime Subsidiary Corporation	100%	New York
GMR Administration Corp.	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Agamemnon LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Ajax LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Alexandra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Argus LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Constantine LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Daphne LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands

SCHEDULE VIII

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Defiance LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Elektra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR George T LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR GP LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Gulf LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Harriet G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Hope LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Kara G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Limited LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Minotaur LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Orion LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Progress LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Revenge LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia

SCHEDULE VIII

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR St. Nikolas LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Spyridon LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Star LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Strength LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trader LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trust LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
Arlington Tankers Ltd.	General Maritime Corporation	100%	Bermuda
Companion Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Compatriot Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Consul Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Victory Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Vision Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%	Delaware
General Maritime Subsidiary II Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Poseidon LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Ulysses LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Hercules LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Atlas LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Zeus LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Maniate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands

SCHEDULE VIII

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Spartiate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
General Maritime Investments LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
General Product Carriers Corporation	General Maritime Investments LLC	100%	Republic of the Marshall Islands
General Maritime Subsidiary NSF Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
Concept Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Concord Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Contest Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Contest LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands

SCHEDULE IX

CAPITALIZATION

All defined terms used in this Schedule IX and not defined in the Agreement shall have the meaning assigned thereto in the Plan of Reorganization.

New Equity Investment Shares	Oaktree Plan Sponsors	4,750,272
Commitment Fee GMR Common Stock	Oaktree Plan Sponsors	300,017
OCM Conversion Shares	OCM	4,750,271
Unsecured Creditor Equity Distribution	Unsecured Creditor Distribution Escrow Account	200,011
New GMR Warrants	Unsecured Creditor Distribution Escrow Account	309,296

Subject to dilution for New GMR Common Stock issuable under the Equity Incentive Program (each as defined in the Plan of Reorganization).

Note: Subject to True-Up for Rejection Claim Damage Claims pursuant to Article IX.D of the Plan of Reorganization.

SCHEDULE X

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas

SCHEDULE XI

EXISTING INVESTMENTS

None.

SCHEDULE XII

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE XIII

SUBSIDIARY GUARANTORS

Name of Subsidiary	Direct Owner(s)
GMR Agamemnon LLC	General Maritime Subsidiary Corporation
GMR Ajax LLC	General Maritime Subsidiary Corporation
GMR Argus LLC	General Maritime Subsidiary Corporation
GMR Daphne LLC	General Maritime Subsidiary Corporation
GMR Defiance LLC	General Maritime Subsidiary Corporation
GMR Elektra LLC	General Maritime Subsidiary Corporation
GMR George T LLC	General Maritime Subsidiary Corporation
GMR Harriet G LLC	General Maritime Subsidiary Corporation
GMR Hope LLC	General Maritime Subsidiary Corporation
GMR Horn LLC	General Maritime Subsidiary Corporation
GMR Kara G LLC	General Maritime Subsidiary Corporation
GMR Minotaur LLC	General Maritime Subsidiary Corporation
GMR Orion LLC	General Maritime Subsidiary Corporation
GMR Phoenix LLC	General Maritime Subsidiary Corporation
GMR St. Nikolas LLC	General Maritime Subsidiary Corporation
GMR Spyridon LLC	General Maritime Subsidiary Corporation
GMR Strength LLC	General Maritime Subsidiary Corporation
Companion Ltd.	Arlington Tankers Ltd.
Compatriot Ltd.	Arlington Tankers Ltd.
Consul Ltd.	Arlington Tankers Ltd.
Victory Ltd.	Arlington Tankers Ltd.
Vision Ltd.	Arlington Tankers Ltd.
GMR Poseidon LLC	General Maritime Subsidiary II Corporation

SCHEDULE XII

Name of Subsidiary	Direct Owner(s)
GMR Ulysses LLC	General Maritime Subsidiary II Corporation
GMR Hercules LLC	General Maritime Subsidiary II Corporation
GMR Atlas LLC	General Maritime Subsidiary II Corporation
GMR Zeus LLC	General Maritime Subsidiary II Corporation
GMR Maniate LLC	General Maritime Subsidiary II Corporation
GMR Spartiate LLC	General Maritime Subsidiary II Corporation

SCHEDULE XIV

LITIGATION

•
On or about August 29, 2007, an oil sheen was discovered by shipboard personnel of the Genmar Progress in Guayanilla Bay, Puerto Rico in the vicinity of the vessel. The vessel crew took prompt action pursuant to the vessel response plan. The Parent’s subsidiary which operates the vessel promptly reported this incident to the U.S. Coast Guard and subsequently accepted responsibility under the U.S. Oil Pollution Act of 1990 for any damage or loss resulting from the accidental discharge of bunker fuel determined to have been discharged from the vessel. The Parent understands the federal and Puerto Rico authorities are conducting civil investigations into an oil pollution incident which occurred during this time period on the southwest coast of Puerto Rico including Guayanilla Bay. The extent to which oil discharged from the Genmar Progress is responsible for this incident is currently the subject of investigation. The U.S. Coast Guard has designated the Genmar Progress as a potential source of discharged oil. Under the U.S. Oil Pollution Act of 1990, the source of the discharge is liable, regardless of fault, for damages and oil spill remediation as a result of the discharge. On January 13, 2009, the Parent received a demand from the U.S. National Pollution Fund for approximately $5.8 million for the U.S. Coast Guard’s response costs and certain costs of the Departamento de Recursos Naturales y Ambientales of Puerto Rico in connection with the alleged damage to the environment caused by the spill. In April 2010, the U.S. National Pollution Fund made an additional natural resource damage assessment claim against the Parent of approximately $0.5 million. In October 2010, the Parent entered into a settlement agreement with the U.S. National Pollution Fund in which the Parent agreed to pay approximately $6.3 million in full satisfaction of the oil spill response costs of the U.S. Coast Guard and natural damage assessment costs of the U.S. National Pollution Fund through the date of the settlement agreement. Pursuant to the settlement agreement, the U.S. National Pollution Fund will waive its claims to any additional civil penalties under the U.S. Clean Water Act as well as for accrued interest. The settlement has been paid in full by the vessel’s protection and indemnity underwriters. Notwithstanding the settlement agreement, the Parent may be subject to any further potential claims by the U.S. National Pollution Fund or the U.S. Coast Guard arising from the ongoing natural resource damage assessment.

•
On November 25, 2008, a jury in the Southern District of Texas found General Maritime Management (Portugal) L.D.A., a subsidiary of GMR (“GMM Portugal”), and two vessel officers of the Genmar Defiance guilty of violating the Act to Prevent Pollution from Ships and 18 USC 1001. The conviction resulted from charges based on alleged incidents occurring on board the Genmar Defiance arising from potential failures by shipboard staff to properly record discharges of bilge waste during the period of November 24, 2007 through November 26, 2007. Pursuant to the sentence imposed by the Court on March 13, 2009, GMM Portugal paid a $1 million fine in April 2009 and is subject to a probationary period of five years. During this period, a court-appointed monitor will monitor and audit GMM Portugal’s compliance with its environmental compliance plan, and GMM Portugal is required to designate a responsible corporate officer to submit monthly reports to, and respond to inquiries from, the court’s probation department. The court stated that, should GMM Portugal engage in future conduct in violation of its probation, it may, under appropriate circumstances, ban certain of the Parent’s vessels from calling on U.S. ports. Any violations of probation may also result in additional penalties, costs or sanctions being imposed on the Parent.

SCHEDULE XV

NON-RECOURSE SUBSIDIARIES

None.